Exhibit 10.19
CREDIT AND SECURITY AGREEMENT
dated as of December 26, 2013
by and among
ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC,
BLUE RIVER REHABILITATION CENTER, LLC,
CAMERON NURSING AND REHABILITATION CENTER, LLC,
COLONIAL NEW BRAUNFELS CARE CENTER, LLC,
MONUMENT REHABILITATION AND NURSING CENTER, LLC,
ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC,
SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC,
TOWN AND COUNTRY MANOR, LLC,
THE REHABILITATION CENTER OF INDEPENDENCE, LLC,
and
HOSPITALITY NURSING AND REHABILITATION CENTER, LLC
each as Borrower and collectively as Borrowers
and
MIDCAP FINANCIAL, LLC,
as Agent and as a Lender
and
THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

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Article 1 -	DEFINITIONS 1

Section 1.1	Certain Defined Terms 1

Section 1.2	Accounting Terms and Determinations 26

Section 1.3	Other Definitional and Interpretive Provisions 27

Section 1.4	Funding and Settlement Currency 27

Article 2 -	LOANS AND LETTERS OF CREDIT 27

Section 2.1	Loans 27

Section 2.2	Interest, Interest Calculations and Certain Fees 29

Section 2.3	Notes 30

Section 2.4	Reserved 31

Section 2.5	Letters of Credit and Letter of Credit Fees 31

Section 2.6	General Provisions Regarding Payment; Loan Account 33

Section 2.7	Maximum Interest 34

Section 2.8	Non-Excluded Taxes; Capital Adequacy 35

Section 2.9	Appointment of Borrower Representative 37

Section 2.10	Joint and Several Liability; Rights of Contribution; Subordination and Subrogation 38

Section 2.11	Collections and Lockbox Account 40

Section 2.12	Termination; Restriction on Termination 42

Section 2.13	Release of Liens as to Certain Projects 42

Article 3 -	REPRESENTATIONS AND WARRANTIES 42

Section 3.1	Existence and Power 42

Section 3.2	Organization and Governmental Authorization; No Contravention 43

Section 3.3	Binding Effect 43

Section 3.4	Capitalization 43

Section 3.5	Financial and Project Information 43

Section 3.6	Litigation 44

Section 3.7	Ownership of Property 44

Section 3.8	No Default 44

Section 3.9	Labor Matters 44

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(continued)
Page

Section 3.10	Regulated Entities 44

Section 3.11	Margin Regulations 44

Section 3.12	Compliance with Laws; Anti-Terrorism Laws 44

Section 3.13	Taxes 45

Section 3.14	Compliance with ERISA 45

Section 3.15	Consummation of Operative Documents; Brokers 46

Section 3.16	Related Transactions 46

Section 3.17	Material Contracts 46

Section 3.18	Compliance with Environmental Requirements; No Hazardous Materials 46

Section 3.19	Reserved 47

Section 3.20	Solvency 47

Section 3.21	Full Disclosure 47

Section 3.22	Interest Rate 47

Section 3.23	Subsidiaries 47

Section 3.24	Projects 47

Article 4 -	AFFIRMATIVE COVENANTS 48

Section 4.1	Financial Statements and Other Reports 48

Section 4.2	Payment and Performance of Obligations 49

Section 4.3	Maintenance of Existence 49

Section 4.4	Maintenance of Property; Insurance 49

Section 4.5	Compliance with Laws and Material Contracts 51

Section 4.6	Inspection of Property, Books and Records 51

Section 4.7	Use of Proceeds 51

Section 4.8	Estoppel Certificates 51

Section 4.9	Notices of Litigation and Defaults 52

Section 4.10	Hazardous Materials; Remediation 52

Section 4.11	Further Assurances 52

Section 4.12	Reserved 53

Section 4.13	Power of Attorney 53

Section 4.14	Borrowing Base Collateral Administration 53

Article 5 -	NEGATIVE COVENANTS 53

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(continued)
Page

Section 5.1	Debt; Contingent Obligations 53

Section 5.2	Liens 54

Section 5.3	Distributions 54

Section 5.4	Restrictive Agreements 54

Section 5.5	Payments of Subordinated Debt 54

Section 5.6	Consolidations and Mergers; Sales of Assets; Change in Control 54

Section 5.7	Purchase of Assets and Investments 54

Section 5.8	Transactions with Affiliates 54

Section 5.9	Modification of Organizational Documents 55

Section 5.10	Modification of Certain Agreements 55

Section 5.11	Conduct of Business 55

Section 5.12	Lease Payments 55

Section 5.13	Limitation on Sale and Leaseback Transactions 55

Section 5.14	Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts 55

Section 5.15	Compliance with Anti-Terrorism Laws 56

Article 6 -	reserved 56

Article 7 -	CONDITIONS 56

Section 7.1	Conditions to Closing 56

Section 7.2	Conditions to Each Loan, Support Agreement and Lender Letter of Credit 57

Section 7.3	Searches 57

Section 7.4	Post Closing Requirements 58

Article 8 -	REGULATORY MATTERS 58

Section 8.1	Representations and Warranties 58

Section 8.2	Licensed Facilities 61

Section 8.3	Healthcare Operations 63

Section 8.4	Third Party Payor Programs 64

Section 8.5	Cures 65

Article 9 -	SECURITY AGREEMENT 65

Section 9.1	Generally 65

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(continued)
Page

Section 9.2	Representations and Warranties and Covenants Relating to Collateral 65

Section 9.3	Landlord Waiver 68

Article 10 -	EVENTS OF DEFAULT 69

Section 10.1	Events of Default 69

Section 10.2	Acceleration and Suspension or Termination of Revolving Loan Commitment 71

Section 10.3	UCC Remedies 71

Section 10.4	Cash Collateral 73

Section 10.5	Default Rate of Interest 73

Section 10.6	Setoff Rights 73

Section 10.7	Application of Proceeds 73

Section 10.8	Waivers 74

Section 10.9	Injunctive Relief 76

Section 10.10	Marshalling; Payments Set Aside 76

Article 11 -	AGENT 76

Section 11.1	Appointment and Authorization 76

Section 11.2	Agent and Affiliates 76

Section 11.3	Action by Agent 77

Section 11.4	Consultation with Experts 77

Section 11.5	Liability of Agent 77

Section 11.6	Indemnification 77

Section 11.7	Right to Request and Act on Instructions 77

Section 11.8	Credit Decision 78

Section 11.9	Collateral Matters 78

Section 11.10	Agency for Perfection 78

Section 11.11	Notice of Default 78

Section 11.12	Assignment by Agent; Resignation of Agent; Successor Agent 79

Section 11.13	Payment and Sharing of Payment 79

Section 11.14	Right to Perform, Preserve and Protect 82

Section 11.15	Additional Titled Agents 82

Section 11.16	Amendments and Waivers 82

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(continued)
Page

Section 11.17	Assignments and Participations 83

Section 11.18	Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist 86

Section 11.19	Buy-Out Upon Refinancing 87

Section 11.20	Lender’s Rights to Offset, Set-Off 87

Section 11.21	Definitions 88

Article 12 -	MISCELLANEOUS 88

Section 12.1	Survival 88

Section 12.2	No Waivers 89

Section 12.3	Notices 89

Section 12.4	Severability 90

Section 12.5	Headings 90

Section 12.6	Confidentiality 90

Section 12.7	Waiver of Consequential and Other Damages 90

Section 12.8	Governing Law; Submission to Jurisdiction 91

Section 12.9	Waiver of Jury Trial 91

Section 12.10	Publication; Advertisement 92

Section 12.11	Counterparts; Integration 92

Section 12.12	No Strict Construction 92

Section 12.13	Time is of the Essence 92

Section 12.14	Lender Approvals 92

Section 12.15	Expenses; Indemnity 93

Section 12.16	Reinstatement 94

Section 12.17	Successors and Assigns 94

Section 12.18	USA PATRIOT Act Notification 94

Section 12.19	No Impairment 94

Section 12.20	California Waiver; Prepayment Rights 94

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CREDIT AND SECURITY AGREEMENT
THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of December 26, 2013 by and among ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, BLUE RIVER REHABILITATION CENTER, LLC, a Delaware limited liability company, CAMERON NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company, COLONIAL NEW BRAUNFELS CARE CENTER, LLC, a Delaware limited liability company, MONUMENT REHABILITATION AND NURSING CENTER, LLC, a Delaware limited liability company, ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, TOWN AND COUNTRY MANOR, LLC, a Delaware limited liability company, THE REHABILITATION CENTER OF INDEPENDENCE, LLC, a Delaware limited liability company, HOSPITALITY NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company and any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower” and collectively as “Borrowers”), MIDCAP FINANCIAL, LLC, a Delaware limited liability company, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS
Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:
Article 1 - DEFINITIONS
Section 1.1    Certain Defined Terms. The following terms have the following meanings:
“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).
“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of

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enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
“Administrative Services Agreement” has the meaning set forth in Section 8.2(c).
“Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person and (b) any Person which is controlled by or is under common control with such controlling Person. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Borrowers” means such Affiliates of Borrowers who have incurred the Affiliated Obligations.
“Affiliated Financing Documents” means the “Financing Documents” as defined in the Affiliated Loan Agreement.
“Affiliated Loan Agent” means MidCap Financial, LLC, in its capacity as administrative agent for itself and for the lenders under the Affiliated Loan Agreement, and the successors and permitted assigns of MCF in such capacity.
“Affiliated Loan Agreement” means that certain Credit and Security Agreement bearing even date herewith among MCF, as Agent and a lender, the other lenders party thereto and the Affiliated Borrowers.
“Affiliated Obligations” means the “Obligations”, as defined in the Affiliated Loan Agreement.
“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
“Applicable Margin” means 5.95%.
“ASP” has the meaning set forth in Section 8.2(c).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statutes thereto.
“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such

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Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary contained herein, the Base LIBOR Rate will generally be consistent with the average rate per annum offered by banks in the London interbank market, provided, however, that the Base LIBOR Rate may not necessarily be the same as such rate.
“Base Rate” means a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate; provided that Agent may, upon prior written notice to Borrowers, choose a reasonably comparable index or source to use as the basis for the Base Rate.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.
“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.
“Borrower Representative” means Albuquerque Heights Healthcare and Rehabilitation Center, LLC, a Delaware limited liability company, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and reasonably approved by Agent.
“Borrowing Base” means:
(a)    the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; minus
(c)    the amount of any reserves and/or adjustments provided for in this Agreement.
“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.
“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Los Angeles, California, Washington, D.C. or New York City are authorized by Law to close.
“Capital Leases,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is accounted for as a capital lease on the balance sheet of that Person.
“CCP” has the meaning set forth in Section 8.3(d).

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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change in Control” means any of the following: (a) any direct pledge, assignment or hypothecation of or Lien or encumbrance on any of the legal or beneficial equity interests in any Borrower other than any pledge made pursuant to the Existing Credit Agreement; (b) any Person, either individually or acting in concert with one or more other Persons, excluding Permitted Holders, shall beneficially own and control more than 30% of the total voting power (without regard to the occurrence of any contingency) represented by the issued and outstanding capital stock or equity interests of Parent, unless Permitted Holders shall beneficially own and control a greater percentage of such voting power of Parent; (c) Parent shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of Borrower; (d) any “Change of Control”, “Change in Control”, or terms of similar import under any Affiliated Financing Document or the Existing Credit Agreement; (e) if Parent, directly or indirectly, fails to continue to exercise control over (i) the day to day management and operation of Borrowers’ business or the Projects, and (ii) all material business decisions (including a sale or refinance) for Borrower during the term of the Revolving Loans; or (f) if Parent fails to be registered with the Securities and Exchange Commission as a publicly traded company on a national securities exchange and such failure results in a Consolidated Leverage Ratio for Parent equal to or greater than 6.0 to 1.0 and/or is the result of a sale or transfer of all or substantially all of the assets of Parent (other than the Projects). As used in clause (b) of this definition, the term “beneficially own” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.
“Closing Date” means the date of this Agreement.
“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.
“Commitment Annex” means Annex A to this Agreement.
“Commitment Expiry Date” means the date that is the three (3) year anniversary of the Closing Date.
“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.
“CON” means any certificate of need or similar license which determines that there is a need for a healthcare facility at a particular location or within a certain geographic region.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) other non-cash expenses (other than any such non-cash expense to the extent it represents an accrual of or reserve for cash expenditures in any future period),

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(vi) losses from the sale of fixed assets, (vii) customary fees, costs and expenses incurred in connection with any equity or debt offering (including the public registration of any securities issued in, or exchanged for, any such equity or debt offering), Investment, recapitalization or Debt or in connection with the consummation of acquisitions, (viii) other non-recurring or extraordinary costs and expenses (including non-recurring startup losses incurred in connection with acquisitions or initial opening of facilities), and costs attributable to discontinued operations (including operations disposed of during such period, whether or not such operations were classified as discontinued) incurred in such period, provided that the aggregate amount of such costs included pursuant to this clause (viii) shall not exceed $7,000,000 in any one Fiscal Year and (ix) consulting fees paid to Onex Corporation, an Ontario corporation, and Onex Partners LP, a Delaware limited partnership or any of their Affiliates, less (b) without duplication and to the extent added in determining such Consolidated Net Income, the sum of (i) non-cash income and gains (other than any such non-cash income and gains to the extent it will result in the receipt of cash payments in any future period), and (ii) gains from the sale of fixed assets, all of the foregoing as determined on a consolidated basis for Parent and its Subsidiaries in conformity with GAAP.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate hedging agreements.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt minus Designated Restricted Cash on such date to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for the consecutive four Fiscal Quarters ending on the last day of the most recent Fiscal Quarter for which financial statements of Parent have been filed with the Securities and Exchange Commission.
“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of Parent or APS – Summit Care Pharmacy L.L.C., a Delaware limited liability company) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries or that Person’s assets are acquired by Parent or any of its Subsidiaries, (c) the income of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, (e) any income or loss attributable to the early extinguishment of Debt and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or losses.
“Consolidated Total Debt” means, as at any date of determination, the sum of the aggregate stated balance sheet amount of all Debt of Parent and its Subsidiaries (provided that such amount shall be determined without giving effect to any election, made for purposes of reflecting any Debt on a balance sheet, to value such Debt at “fair value” or any other accounting principle that results in the amount of such Debt (other than zero coupon Debt) as reflected on such balance sheet to be below the stated principal amount of such

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Debt (other than to the extent resulting from original issue discount)), determined on a consolidated basis in accordance with GAAP.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
“Controlled Group” means all members of any group of companies and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or (c) of the Code (and, for purposes of provisions relating to Section 412 of the Code, Sections 414(m) or (o) of the Code) or Section 4001(b) of ERISA.
“Credit Exposure” means any period of time during which any portion of the Revolving Loan Commitment is outstanding or any Obligation remains unpaid or outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted with respect thereto.
“Credit Party” means any Guarantor under a Guarantee of the Obligations and any Person, whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and “Credit Parties” means all such Persons, collectively.
“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business and obligations incurred under ERISA), which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof, or (ii) evidenced by a note or similar written instrument, (d) that portion of obligations with respect to Capital Leases of such Person that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) Off Balance Sheet Obligations, (i) “earnouts”, purchase price adjustments, and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) all Debt of others Guaranteed by such

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Person; and (k) monetary obligations arising under non-compete agreements. Without duplication of any of the foregoing, Debt of Borrowers shall include the Revolving Loans.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Interest Rate” has the meaning set forth in Section 10.5.
“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.
“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value and containing such other terms and conditions as Agent may reasonably require and are consistent with this Agreement.
“Deposit Account Restriction Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Borrower and each bank in which such Borrower maintains a Deposit Account and into which Deposit Account proceeds of Accounts from Governmental Account Debtors are paid directly by the Governmental Account Debtor, and which agreement provides that (a) such bank shall not enter into an agreement with respect to such Deposit Account pursuant to which the bank agrees to comply with instructions originated by any Person, other than the applicable Borrower that owns the Deposit Account, directing disposition of the funds in such Deposit Account, and (b) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value and containing such other terms and conditions as Agent may reasonably require, including as to any such agreement pertaining to any Lockbox Account, providing that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account, a Lockbox Account subject to a Deposit Account Control Agreement or to the cash management account maintained pursuant to the cash management structure of the Borrowers as of the Closing Date (which such cash management structure shall not be changed (other than to change the cash management account to which the funds are swept, so long as all funds so swept remain subject to the provisions of the applicable Administrative Services Agreement) after the Closing Date without the written authorization of Agent) (such direction as Agent shall elect and direct at the time such agreement is signed) all funds received or deposited into such Lockbox Account and associated Lockbox unless the applicable Borrower shall otherwise instruct the bank in writing, subject to the limitations set forth in the Deposit Account Restriction Agreement and the other Financing Documents.
“Designated Restricted Cash” means, as of any date of determination, proceeds of Debt received by Parent or any of its Subsidiaries not more than 180 days prior to such date which, at the time such Debt was incurred, was anticipated to be applied to finance one or more acquisitions and, as of such date, has not yet been applied to finance any such acquisition.
“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class or in common equity interests), (b) any payment on account of (i) the purchase,

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redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any administrative service fee, management fees or other fees or payments to an Affiliate of a Borrower, (d) any lease or rental payments to an Affiliate of a Borrower, or (e) repayments of Debt held by any Person holding an equity interest in a Borrower or an Affiliate of a Borrower, unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness. Notwithstanding anything to the contrary contained herein, Distributions will not include payments that (y) constitute Operating Expenses except for (i) management and administrative fees, including, without limitation, the “Administrative Fee” (as defined in the Administrative Services Agreement) and (ii) any other non-Project expenses, as reasonably determined by Agent and (z) (i) “Costs” (as defined in the Administrative Services Agreement) including any allocation of indirect costs attributable to the provision of services under the Administration Services Agreement, and (ii) other payments to the ASP that are made pursuant to the Administrative Services Agreement.
“Dollars” or “$” means the lawful currency of the United States of America.
“Eligible Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its good faith credit judgment and discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
(a)    the Account remains unpaid more than one hundred and fifty (150) days past the claim or invoice date (but in no event more than one hundred eighty (180) days after the applicable goods or services have been rendered or delivered);
(b)    the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(c)    if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
(d)    if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have

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not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
(e)    if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;
(f)    the Account is subject to a Lien other than a Permitted Lien, or Agent does not have a Lien on such Account;
(g)    the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(h)    the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(i)    except for Accounts owed by Medicare or Medicaid programs, more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);
(j)    without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;
(k)    except for Accounts owed by Medicare or Medicaid programs, the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such 20% limitation shall be considered ineligible);
(l)    any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;
(m)    the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor, provided, however, that if the Account is for services (i) to be invoiced to Medicaid, (ii) which were rendered to a patient who was not, at the time of the rendering of such services, eligible for reimbursement from Medicaid, but who has submitted necessary documentation for eligibility for reimbursement from Medicaid and is pending confirmation of such eligibility (i.e., “Medicaid pending”), and (iii) that were rendered within thirty (30) days of the date of the applicable Borrowing Base Certificate, then such Accounts shall not be ineligible under this clause (m), and provided, further, that all Accounts that are unbilled or not invoiced shall be properly recorded on Borrowers’ accounting systems at all times and billed or invoiced to the applicable Account Debtor in Borrower’s Ordinary Course of Business;
(n)    except for Accounts owed by Medicare or Medicaid programs, the Account is an obligation of an Account Debtor that is the Federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;

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(o)    the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;
(p)    the Account Debtor has its principal place of business or executive office outside the United States;
(q)    the Account is payable in a currency other than United States dollars;
(r)    the Account Debtor is an individual;
(s)    Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;
(t)    the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
(u)    the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien; or
(v)    the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its good faith credit judgment and discretion.
“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender, that (a) at any time it occupies such role or capacity enters into a Swap Contract with any Borrower, and (b) in the case of a Lender or an Affiliate of a Lender other than Agent, is expressly identified by Agent as maintaining a reporting system acceptable to Agent with respect to Swap Contract exposure and agrees with Agent to provide regular reporting to Agent, in form and content reasonably satisfactory to Agent, with respect to such exposure.
“Environmental Assessments” means the phase I and, if applicable, phase II environmental site assessments delivered to Agent prior to the Closing Date.
“Environmental Laws” means any present and future Laws pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any Law all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower or any Project and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local Laws, any

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amendments thereto, and the regulations promulgated pursuant to said Laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Borrower or any other Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Event of Default” has the meaning set forth in Section 10.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Revolving Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loans or Revolving Loan Commitment (other than pursuant to an assignment request by any Borrower under Section 11.17(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.8(b) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of April 12, 2012, among Parent, the lenders listed therein, Credit Suisse AG, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as the same may have been or may hereafter be refinanced, amended, modified, supplemented or restated from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

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“Fee Letter” means that certain letter agreement between Agent and Borrowers relating to fees payable to Agent, for its own account, in connection with the execution of this Agreement.
“FF&E” means personal property delivered upon, attached to, used or required to be used in connection with the operation of any Project.
“Financing Documents” means this Agreement, any Notes, the Security Documents, any Fee Letter, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, in each case by a Credit Party, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Financing Transaction” has the meaning set forth in Section 4.12.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means, subject to the terms and provisions on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, limited liability company, association or other business entity.
“Governmental Account Debtor” means any Account Debtor that is a Governmental Authority, including, without limitation, Medicare and Medicaid.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
“Governmental Lockbox” has the meaning set forth in Section 2.11.

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“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means Parent, SH LLC and any other Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.
“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; any substance the presence of which on any Project is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling pursuant to Environmental Law; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other requirement of any Governmental Authority.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), (b) TRICARE, (c) HIPAA, (d) Medicare, (e) Medicaid, (f) the Patient Protection and Affordable Care Act (P.L. 111-1468), (g) The Health Care and Education Reconciliation Act of 2010 (P.L. 111-152), (h) quality, safety and accreditation standards and requirements

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of all applicable state laws or regulatory bodies, (i) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued, and (j) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (j) as may be amended from time to time.
“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, marketing, promoting, sale, furnishing, distribution or delivery of goods or services under Healthcare Laws, (b) issued by any Person from which any Borrower has, as of the Closing Date, received an accreditation (including, without limitation, the JCAHO), and/or (c) issued or required under Healthcare Laws applicable to the ownership, leasing and/or operation of a Project.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“HIPAA Compliant” means that the applicable Person is in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect such Person’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by such Person of the provisions of HIPAA.
“Indemnitees” has the meaning set forth in 12.15(c).
“Instrument” means “instrument”, as defined in Article 9 of the UCC.
“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Intercompany Loans” has the meaning set forth in Section 2.9.
“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original

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cost of such Investment plus the cost of all additions thereto minus the value of any cash, property or other assets received with respect thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
“IRS” means the United States Internal Revenue Service.
“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.
“Laws” means any and all applicable federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.
“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder. Without limitation of Agent’s discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems reasonably acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent reasonably satisfactory to it with respect to such exposure.
“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.
“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.
“Letter of Credit” means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided, however, that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.
“Letter of Credit Liabilities” means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.
“LIBOR Rate” means, for each Revolving Loan, a per annum rate of interest equal to the greater of (a) 0.75% and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

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“Lien” means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such Person’s interest in such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” has the meaning set forth in Section 2.6(b).
“Lockbox” has the meaning set forth in Section 2.11.
“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent, opened in the name of Agent (or a nominee of Agent).
“Lockbox Bank” has the meaning set forth in Section 2.11.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations or business of Borrowers and the Projects, taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, (iii) the legality, validity or enforceability of any Financing Document, (iv) Borrowers’ ability to accept, admit and/or retain residents, taken as a whole, (v) the use or scope of the Healthcare Permits that are necessary for the ownership and operation of the Projects, taken as a whole, or (vii) the continued participation by Borrowers regarding the Projects in the Medicaid or Medicare programs or any other Third Party Payor Program at then current rate certifications or levels, taken as a whole; or (b) an impairment to the likelihood that Eligible Accounts of all Borrowers in general and taken as a whole will be collected and paid in the Ordinary Course of Business of Borrowers and upon substantially the same schedule and with substantially the same frequency as such Borrowers’ recent collections history.
“Material Contracts” has the meaning set forth in Section 3.17.
“Maximum Lawful Rate” has the meaning set forth in Section 2.7.
“MCF” means MidCap Financial, LLC, and its successors and assigns.
“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.
“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

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“Net Tax Benefit” means (a) the total amount of reduction in the income tax liability of the shareholders or members of Borrowers realized as a result of any loss generated by Borrowers’ business during any prior tax year, assuming in such calculation that the full amount of such loss has been used to reduce such shareholders’ or members’ adjusted gross income in the same tax year that such loss was generated by Borrowers’ business, plus (b) the amount by which (i) the aggregate amount of Tax Distributions made, based on good faith estimates, to such shareholders or members in such tax year is in excess of (ii) the tax obligations owing by such shareholders or members for income generated by Borrowers’ business during such year; provided, however, to the extent that any loss is included in clause (a) above in calculating Net Tax Benefit, then the amount to be used for such loss in clause (b)(ii) above in calculating the Net Tax Benefit shall be deemed to be zero dollars ($0).
“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or other Credit Party under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Non-Funding Lender” has the meaning set forth in Section 11.18.
“Note” and/or “Notes” has the meaning set forth in Section 2.3.
“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
“Notice of LC Credit Event” means a notice from a Responsible Officer of Borrower Representative to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.
“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document (including the Affiliated Financing Documents), in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements, (b) all Lender Letters of Credit, and (c) all Swap Contracts entered into with any Eligible Swap Counterparty.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Off Balance Sheet Obligations” means the monetary obligations of a Person under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

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“Offer” has the meaning set forth in Section 4.12.
“Onex” means Onex Corporation, an Ontario corporation, and Onex Partners, LP, a Delaware limited partnership.
“Operating Expenses” means the sum of the following for any period, without duplication, the expenses incurred in connection with owning and operating the Projects, determined on an accrual basis consistent with industry standards for such period (as determined in accordance with GAAP), including, without limitation: (i) recurring expenses to third parties (e.g. real estate tax and insurance expenses or deposits, tenant improvements, leasing commissions, carpeting replacement, appliance and drapery replacement) which are not paid out of the replacement reserve, (ii) management fees (whether paid or not) in an amount equal to five percent (5.0%) of effective gross income for the Projects, (iii) any replacement reserve required pursuant to the Affiliated Loan Agreement, (iv) all interest and fees obligations accruing under any Debt other than the Revolving Loans (including FF&E, accounts receivable or vehicle financing), and (v) any other property operating expenses relating to the normal operation of the applicable Projects, whether the expenses are the responsibility of the Affiliated Borrowers as landlords or Borrowers as tenants (with the intent being that, without duplication, all ordinary operating expenses for operating the Projects are deemed “Operating Expenses,” whether the landlord or the tenant is obligated to pay such expenses). “Operating Expenses” shall specifically exclude income taxes, depreciation, amortization and base and percentage rents paid by Borrowers to the Affiliated Borrowers, as landlords (to the extent such rents do not include any payment for taxes, insurance or other operating expenses).
“Operating Lease” means any lease of any Project by a Borrower, as lessee, and all amendments thereto and extensions thereof, as has been approved by Agent as and to the extent required hereunder.
“Operative Documents” means the Financing Documents, any Operating Leases, any Administrative Service Agreements, Subordinated Debt Documents, and any documents executed by a Credit Party and effecting any transaction that is closing contemporaneously with the closing of the financing under this Agreement.
“Option Period” has the meaning set forth in Section 4.12.
“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Revolving Loan or Financing Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance,

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enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by a Borrower pursuant to the terms of Section 2.8(g) and Section 11.17(c) this Agreement).
“Parent” means Skilled Healthcare Group, Inc., a Delaware corporation.
“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.
“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.
“Permitted Contest” means, with respect to any Tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiaries to any Governmental Authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Agent of a Borrower’s or its subsidiaries’ intent to so contest the obligation; (d) in the case of real estate taxes or assessments or other Liens that could reasonably be expected to take priority over Lenders’ Lien pursuant to the Financing Documents or Affiliated Financing Documents, Borrowers have obtained an endorsement, in form and substance reasonably satisfactory to Agent, to the loan policy of title insurance issued to Agent insuring over any Lien created by such obligation, or Borrowers have deposited with Agent a bond or other security satisfactory to Agent, in its reasonable discretion, against loss or injury by reason of such contest or the non-payment of such obligation or charge (and if such security is cash, Agent may, but shall not be obligated to, deposit the same in an interest-bearing account and interest accrued thereon, if any, shall be deemed to constitute a part of such security for purposes of this Agreement, but Agent (i) makes no representation or warranty as to the rate or amount of interest, if any, which may accrue thereon and shall have no liability in connection therewith and (ii) shall not be deemed to be a trustee or fiduciary with respect to its receipt of any such security and any such security may be commingled with other monies of Agent); (e) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; and (f) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this

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Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business for the issuance of to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding; or such higher amount as approved by Agent in writing, plus the amount of surety and appeal bonds, performance bonds and other similar obligations secured by a Lien permitted pursuant to clause (e) of the definition of Permitted Liens; (e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (f) Contingent Obligations arising with respect to customary indemnification and purchase price adjustment obligations in favor of purchasers in connection with dispositions of any assets permitted pursuant to the Financing Documents; (g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any other Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (i) Contingent Obligations in respect of any Permitted Indebtedness; and (j) other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed $300,000 in the aggregate at any time outstanding.
“Permitted Debt Refinancing” means, with respect to any Debt, any modification, refinancing, refunding, renewal or extension of such Debt; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of such Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of (i) the Debt being modified, refinanced, refunded, renewed or extended and (ii) the Revolving Loans, (c) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than (i) the final maturity date of the Debt being modified, refinanced, refunded, renewed or extended and (ii) the date one hundred eighty (180) days after the Commitment Expiry Date, and (d)(i) such modification, refinancing, refunding, renewal or extension is unsecured and subordinated in right of payment to the Obligations on terms at least as favorable to Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (excluding as to interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to Borrowers or Lenders than the terms and conditions of the Debt being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to Agent at least ten (10) Business Days prior to the closing of such Permitted Debt Refinancing, together with a reasonably detailed description of the material terms and conditions of such Permitted Debt Refinancing or drafts of the documentation relating thereto, stating that Borrowers have determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Agent notifies Borrowers within such ten (10) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
“Permitted Holders” means Onex or any officer of Parent or any of Parent’s Subsidiaries or any of the Permitted Transferees of any of the foregoing Persons.
“Permitted Indebtedness” means (a) Borrower’s Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable

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instruments received in the Ordinary Course of Business; (c) purchase money Debt not to exceed $1,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment (and any Permitted Debt Refinancing with respect to any such Debt); (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (and Permitted Debt Refinancing with respect to any such Debt); (e) Debt, if any, arising under Swap Contracts; (f) Debt constituting financed insurance premiums (if maintaining insurance is not the obligation of a Borrower); (g) Subordinated Debt and (h) Debt by any Borrower to Parent and/or SH LLC resulting from the cash management structure maintained by Parent and its Subsidiaries.
“Permitted Investments” means (a) cash and cash equivalents; (b) unsecured intercompany loans from any Borrower to any other Borrower; (c) Investments owned on the Closing Date and described on Schedule 5.7; (d) Investments in securities in connection with the satisfaction or enforcement of Debt or claims due or owing to Borrowers or as security for any such Debt or claim; (e) Investments by any Borrower in Parent and/or SH LLC resulting from the cash management structure maintained by Parent and its Subsidiaries and (f) Investments in such Subsidiaries as may be permitted in writing by Agent in its discretion from time to time.
“Permitted Liens” means: (a) to the extent Borrower has employees, deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar Laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s employees, if any; (b) deposits or pledges of cash to secure statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts and other obligations of like nature arising in the Ordinary Course of Business; (c) Liens of collecting banks under the UCC on items in the ordinary course of collection and statutory Liens and rights of set-off of banks, each to the extent such collecting bank has entered into a Deposit Account Control Agreement or Deposit Account Restriction Agreement with Agent (to the extent and only to the extent that such a Deposit Account Control Agreement or Deposit Account Restriction Agreement is required for the applicable account pursuant to this Agreement), statutory Liens of carriers, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not overdue by more than thirty (30) days, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts for sums not exceeding $1,000,000 (plus any additional amount funded by any insurance company) with respect to any single Project arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) those matters that are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents; (g) licenses, leases or subleases granted to third parties in accordance with any applicable terms of the Financing Documents and not interfering in any material respect with the ordinary conduct of the business of the applicable Borrower or resulting in a material diminution in the value of any Collateral as security for the Obligations; (h) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the applicable Borrower or result in a material diminution in the value of any Collateral as security for the Obligations; (i) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement; (j) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (k) Liens and encumbrances in favor of Agent under the Financing Documents and (l) Liens and encumbrances in favor of the holders of the Affiliated Financing Documents.

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“Permitted Transferees” means, with respect to any Person, (i) any Affiliate of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general or limited partners of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any equity interests or capital stock of Parent.
“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Pro Forma Basis” means, with respect to the calculation of the Consolidated Leverage Ratio, the calculation of such ratio after giving effect to (a) any proposed acquisition, (b) any asset sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available and any related payment of Debt, or (c) any incurrence of Debt or issuance of equity (including pro forma adjustments arising out of events which are directly attributable to the proposed acquisition, asset sale, incurrence of Debt or issuance of equity, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, as certified by the chief financial officer of Parent) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired, sold or designated and the consolidated financial statements of Parent or any of its Subsidiaries which shall be reformulated as if such acquisitions, and all other acquisitions and asset sales that have been consummated during the period, and any Debt or other liabilities to be incurred in connection therewith had been consummated and incurred at the beginning of such period.
“Project” means any facility from which a Borrower provides or furnishes goods or services, including, without limitation, any skilled nursing facility, assisted living facility, independent living facility or similar facility, and includes, without limitation, any business location of a Borrower which is subject to any Healthcare Permit. “Project” also means the singular reference to each respective portion of the Collateral consisting of the land, improvements and all other real and personal property encumbered by the lien of each respective mortgage, deed of trust, deed to secure debt or similar Security Document constituting a part of the Financing Documents. As of the Closing Date, the Projects consist of those listed and described on Schedule 1.1.
“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive the unused line fee described in Section 2.2(b), such Lender’s obligation to purchase interests and participations in Letters of Credit and related Support Agreement liabilities and obligations, and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

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“Recipient” means (a) Agent, and (b) any Lender.
“Reimbursement Obligations” means, at any date, the obligations of each Borrower then outstanding to reimburse (a) Agent for payments made by Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.
“Release” has the meaning set forth in 42 U.S.C. §9601 (22).
“Required Lenders” means, subject to the provisions of Section 13.13(c), (i) at any time that there are three (3) or fewer Lenders, Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the Revolving Loan Commitment and (ii) at any time that there are more than three (3) Lenders, Lenders holding fifty percent (50.00%) or more of the outstanding principal balance of the Revolving Loan Commitment.
“Resident Agreements” means the singular or collective reference to all patient and resident care agreements, admission agreements and service agreements which include an occupancy agreement and all amendments, modifications or supplements thereto.
“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, President or other authorized officer of the applicable Borrower or Borrower Representative (or the manager of the applicable Borrower or Borrower Representative).
“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).
“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.
“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.
“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.
“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.
“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

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“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.
“Revolving Loan Outstandings” means, at any time of calculation, (a) the sum of the then existing aggregate outstanding principal amount of Revolving Loans plus the then existing Letter of Credit Liabilities, and (b) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender plus the then existing Letter of Credit Liabilities for the account of such Lender.
“Revolving Loans” has the meaning set forth in Section 2.1(a).
“Securities Account” means a “securities account” (as defined in Article 8 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.
“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.
“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Settlement Date” has the meaning set forth in Section 11.13(a).
“SH LLC” means Skilled Healthcare, LLC, a Delaware limited liability company.
“Solvent” means, with respect to any Person (or group of Persons), that such Person (or group of Persons) (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its (or their) liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it (or them); (b) has capital that is not unreasonably small in relation to its (or their) business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it (or they) will incur debts beyond its (or their) ability to pay such debts as they become due. For purposes of this definition, the amount of Contingent Obligations (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.

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“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.
“Subordinated Swap Contract” means a Swap Contract between a Borrower and an Eligible Swap Counterparty that Agent has designated, in its discretion, as being secured by the Collateral on a basis that is subordinate to all of the other Obligations.
“Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of Law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.
“Support Agreement” has the meaning set forth in Section 2.5(a).
“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.
“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, which is obtained by Borrowers for the Revolving Loans to provide protection against fluctuations in the applicable Base Rate or Base LIBOR Rate, but only to the extent Agent provides its prior written consent to the entry into such “swap agreement”.
“Tax Distributions” means, for any taxable year or other taxable period for which Borrowers are treated under the Code as a Subchapter S corporation, partnership for income tax purposes or otherwise disregarded under the Code for income tax purposes, dividends and/or distributions paid by any Borrowers to its shareholders or members in an amount not to exceed the product of (a) net taxable income of the Borrowers that “flows through” to such shareholders or members as a result of their ownership interests in such Borrower multiplied by (b) the sum of the highest marginal federal and state income tax rates which were applicable to such shareholder or member in such taxable year or taxable period.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, (b) any date on which Agent accelerates the maturity of the Revolving Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Borrower participates.
“Transfer” means sale, transfer, lease (other than a Lease approved by Agent or a Lease otherwise permitted by this Agreement), conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of all or any portion of a Project or any portion of any other Collateral for the Revolving Loans, except that (i) a Borrower may consummate dispositions in the Ordinary Course of Business of FF&E that the applicable Borrower determines in good faith is no longer used or useful in such Borrower’s business, (ii) in order to resolve disputes that occur in the Ordinary Course of Business, any Borrower may discount or otherwise compromise for less than the face value thereof, notices or accounts receivable, (iii) any Borrower may engage in a transaction permitted by Section 2.11 or Section 5.6(a) and (iv) any Borrower may encumber any of the Collateral with a Permitted Lien.
“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et seq., Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.
“UCC” means the Uniform Commercial Code of the State of Maryland or of any other state the Laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Debt.
Section 1.2    Accounting Terms and Determinations. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to

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be delivered hereunder shall be prepared on a consolidated basis (unless otherwise indicated herein) in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders with financial statements and other documents required under this Agreement, which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.
Section 1.3    Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.
Section 1.4    Funding and Settlement Currency. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.
ARTICLE 2 -     LOANS AND LETTERS OF CREDIT
Section 2.1    Loans.
(a)    Revolving Loans.
(i)    Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered

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before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Revolving Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith credit judgment and discretion, such reserves are necessary.
(ii)    Mandatory Revolving Loan Repayments and Prepayments.
(A)    The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto.
(B)    If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.
(C)    Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, are required pursuant to Section 2.11 below, and (II) in full on the Termination Date.
(iii)    Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.
(iv)    LIBOR Rate.
(A)    Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(B)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account (x) any additional or increased costs (other than Taxes) to such Lender of maintaining or obtaining any eurodollar deposits, (y) any Taxes imposed on such Lender (other than Non-Excluded Taxes and Excluded Taxes, in each case, to the extent addressed by Section 2.8) on its loans, loan principal, commitments or other obligations, or its deposits, reserves or other liabilities or capital attributable thereto, or (z) other increased costs (other than Taxes) affecting this Agreement or Revolving Loans

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made by such Lender, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the Revolving Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(C)    In the event that any change in market conditions or any Law or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain the Revolving Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, (x) such Lender shall give notice of such changed circumstances to Agent and Borrowers, (y) in the case of any outstanding Revolving Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Revolving Loans, and interest upon such Lender’s Revolving Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (z)  such Revolving Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Revolving Loans at the LIBOR Rate.
(D)    Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
Section 2.2    Interest, Interest Calculations and Certain Fees.
(a)    Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Revolving Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Revolving Loans shall be paid in arrears on the first (1st) day of each month, commencing on January 1, 2014, and on the maturity of such Revolving Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand.
(b)    Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii)

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one-half of one percent (0.50%) per annum. Such fee is to be paid monthly in arrears on the first day of each month.
(c)    Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in the Fee Letter.
(d)    Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits of Borrowers’ books and records, audits, examinations, monitoring activity, regulatory desktop reviews, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall reasonably deem appropriate (including, without limitation, healthcare regulatory surveys), which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; provided however, that so long as no Event of Default has occurred and is continuing, Borrowers shall be liable for such fees and expenses for no more than two (2) such audits in any given calendar year in addition to any audits provided pursuant to the Affiliated Loan Agreement.
(e)    Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, any and all reasonable fees, costs or expenses which Agent pays to a bank or other similar institution (including, without limitation, any fees paid by Agent to any other Lender) for incoming and outgoing wires made for the account of Borrowers and the depositing for collection, by Agent, of any check or item of payment received or delivered to Agent on account of Obligations.
(f)    Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.
(g)    Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Revolving Loan shall be included in the calculation of interest. The date of payment of a Revolving Loan shall be excluded from the calculation of interest. If a Revolving Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
(h)    Automated Clearing House Payments. If Agent so elects, monthly payments of principal, interest or fees due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.
Section 2.3    Notes. The portion of the Revolving Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis in substantially the form of Exhibit E attached hereto (each, a “Note”) in an original principal amount (or, if more than one Note is issued to a Lender, in an aggregate original principal amount) equal to such Lender’s Revolving Loan Commitment Amount.

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Section 2.4    Reserved.
Section 2.5    Letters of Credit and Letter of Credit Fees.
(a)    Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to that date which is one year prior to the Termination Date, by (i) Agent, of letters of credit, guarantees or other agreements or arrangements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:
(i)    Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and
(ii)    after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities do not exceed $0, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.
Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.
Notwithstanding anything to the contrary set forth herein, Borrowers agree and acknowledge that no part of the Revolving Loan Commitment will be available for the issuance of a Letter of Credit until such times as Agent notifies Borrower Representative that a Lender party to this Agreement is an LC Issuer.
(b)    Letter of Credit Fee. Borrowers shall pay to Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Revolving Loans bearing interest based upon the LIBOR Rate. Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date. In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.
(c)    Reimbursement Obligations of Borrowers. If either (i) Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender shall notify Agent that it has made payment in respect of, a Lender Letter of Credit, (A) the applicable Borrower shall reimburse Agent or such Lender, as applicable, for the amount of such payment by the end of the day on which Agent or such Lender shall make such payment and (B) Borrowers shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment). Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender hereby agrees to make available to Agent not later than noon (Eastern time) on the Business Day following such notification from Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender hereby absolutely and

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unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Revolving Loans described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2. Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 2.5(c). Borrowers shall pay interest, on demand, on all amounts so paid by Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Agent or the applicable Lender therefore (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the interest rate applicable to Revolving Loans for such day.
(d)    Reimbursement and Other Payments by Borrowers. The obligations of each Borrower to reimburse Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:
(i)    any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;
(ii)    the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(iii)    any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(iv)    any affiliation between the LC Issuer and Agent; or
(v)    to the extent permitted under applicable Law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(e)    Deposit Obligations of Borrowers. In the event any Letters of Credit are outstanding at the time that Borrowers prepay in full or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred ten percent (110%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent, for its benefit and the benefit of issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms. Upon termination of any such Letter of Credit and so long as no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together

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with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Agent in the manner described herein.
(f)    Participations in Support Agreements and Lender Letters of Credit.
(i)    Concurrently with the issuance of each Supported Letter of Credit, Agent shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, Agent’s Support Agreement liabilities and obligations in respect of such Supported Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.
(ii)    If either (A) Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (I) Borrowers have not reimbursed Agent or the applicable LC Issuer, as applicable, in full for such payment or disbursement in accordance with Section 2.5(c), or (II) any reimbursement under any Support Agreement or Lender Letter of Credit received by Agent or any LC Issuer, as applicable, from any Credit Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.5(c)). To the extent any such Revolving Lender shall not have made such amount available to Agent or the applicable LC Issuer, as applicable, before 12:00 Noon (Eastern time) on the Business Day on which such Lender receives notice from Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, or return or rescission, as applicable, such Lender agrees to pay interest on such amount to Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Revolving Loans. Any such Revolving Lender’s failure to make available to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement, or return or rescission, as applicable, shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment or disbursement, or return or rescission.
Section 2.6    General Provisions Regarding Payment; Loan Account.
(a)    All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to

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the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 2:00 PM (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account after 2:00 PM (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.
(b)    Agent shall maintain a loan account (the “Loan Account”) on its books to record Revolving Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement received by Borrowers (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
Section 2.7    Maximum Interest. In no event shall the interest charged with respect to the Revolving Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the Laws of the State of Maryland or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Revolving Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8    Non-Excluded Taxes; Capital Adequacy.
(a)    All payments of principal and interest on the Revolving Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required

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by applicable Law. Except as required by applicable Law, if any withholding or deduction of Taxes from any payment to be made by, or on behalf of, any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) timely pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted; (ii) as soon as practicable after such payment, forward to Agent an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such Governmental Authority and (iii) with respect to any such Tax that is a Non-Excluded Tax, Borrowers shall pay to Agent for the account of the applicable Recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by such Recipient will equal the full amount it would have received had no such withholding or deduction been required.
(b)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower Representative and Agent, at the time or times reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower Representative or Agent as will enable Borrower Representative or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the two preceding sentences, the completion, execution and submission of such documentation (other than documentation set forth in clauses (b)(ii)(A), (b)(ii)(B) and (b)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,
(A) any Lender that is a U.S. Person shall deliver to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), whichever of the following is applicable: (x) IRS Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (including IRS Forms W-8BEN or W-8ECI with respect to each beneficial owner) or any successor forms, and (y) in the case of a Foreign Lender claiming the benefits of the exemption under Sections 871(h) or 881(c) of the Code, IRS Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate substantially in the form of Exhibit F that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”).
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to

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time thereafter upon the reasonable request of Borrower Representative or Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower Representative or Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so. For purposes of Sections 2.8(a) and (b), the term “applicable Law” includes FATCA.
(c)    Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of any Other Taxes.
(d)    Borrowers shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    If any Recipient determines, in its sole discretion exercised in good faith, that it is entitled to a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrowers, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will a Recipient be required to pay any amount to any Borrower pursuant to this paragraph (e) the payment of which would place such Recipient in a less favorable net after-tax position than the Recipient would have been in if the Tax subject to the indemnification and giving rise to the refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had

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never been paid. This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other Person.
(f)    If any Lender (with respect to that portion of the Revolving Loans held by such Lender) shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, within ten (10) Business Days following written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.
(g)    If any Lender requires compensation under Section 2.8(f), or requires any Borrower to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its reasonable discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.9    Appointment of Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, Notices of LC Credit Events and Borrowing Base Certificates, and giving instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding

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anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to the Borrower Representative or, at the direction of Borrower Representative, to the Borrower or Borrowers identified by the Borrower Representative and shall be used by the applicable Borrower in its business (for the purposes provided in this Agreement). If the Borrower Representative has not identified a Borrower to whom such advance is to be made, it shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All Letters of Credit and Support Agreements issued hereunder shall be issued at Borrower Representative’s request for the account of the Borrower or Borrowers identified by the Borrower Representative and shall be allocated to the appropriate Borrower’s Intercompany Loan account. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
Section 2.10    Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)    Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)    Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to

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constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title 11 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer Law or similar Law of any state, nation or other governmental unit, as in effect from time to time.
(c)    Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations (including, without limitation, for the payment of any guaranties of the Obligations) and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrowers.
(d)    Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)    The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than Contingent Obligations hereunder to the extent that no such claims have been made as of the

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date thereof or the known existence of a claim reasonably likely to be asserted with respect thereto), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been paid and satisfied in full (other than Contingent Obligations hereunder to the extent that no such claims have been made as of the date thereof or the known existence of a claim reasonably likely to be asserted with respect thereto), and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been paid and satisfied in full (other than Contingent Obligations hereunder to the extent that no such claims have been made as of the date thereof or the known existence of a claim reasonably likely to be asserted with respect thereto). As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to zero through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
Section 2.11    Collections and Lockbox Account.
(a)    Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may reasonably require and are consistent with this Agreement. Borrowers shall direct all Account Debtors with respect to all Accounts (other than Accounts for which the Account Debtor is a Governmental Account Debtor) to pay such Accounts directly (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. Unless an Event of Default has occurred and is continuing, Agent shall not deliver instructions to any Lockbox Bank under any Deposit Account Control Agreement.
(b)    If any of the Account Debtors are Governmental Account Debtors, Borrowers shall establish and maintain additional lockboxes (also herein referred to collectively in the singular as the “Governmental Lockbox”) and related Lockbox Accounts with the Lockbox Bank, subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Restriction Agreement and such other agreements related to such Lockbox as Agent may reasonably require and are consistent with this Agreement. If required by applicable Law, a separate Governmental Lockbox shall be established for each Borrower that is a licensed provider under the Medicaid or Medicare programs, if applicable. Borrowers represent that Borrowers are enrolled in Medicare as a “chain organization” and, as a result, all collection of Accounts due from Governmental Account Debtors may be paid into a single Governmental Lockbox and Lockbox Account. Borrowers shall direct all Account Debtors with respect to all Accounts due from Governmental Account Debtors to pay such Accounts directly into the applicable Governmental Lockbox and/or Lockbox Account established pursuant to this subsection for deposit into the Lockbox Account

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established pursuant to this subsection. Unless an Event of Default has occurred and is continuing, Agent shall not delivery instructions to any Lockbox Bank under any Deposit Account Restriction Agreement.
(c)    Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.
(d)    Notwithstanding the provisions of this Section 2.11 above to the contrary but subject to Agent’s right to deliver instructions under the applicable Deposit Account Control Agreements and/or Deposit Account Restriction Agreements, Agent shall permit funds deposited into a Lockbox Account to be transferred to an account designated by Borrowers.
(e)    To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account.
(f)    Borrowers acknowledge and agree that compliance with the terms of this Section 2.11 by Borrowers is essential, and that Lenders will suffer immediate and irreparable injury and have no adequate remedy at law if Borrowers fail to comply with the terms of this Section 2.11. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.
(g)    Unless Agent has provided prior written authorization with respect to clause (i) and (ii) herein, Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts (other than to change the cash management account to which the funds are swept, so long as all funds so swept remain subject to the provisions of the applicable Administrative Services Agreement), or (ii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation of all amounts received in or required to be deposited into the Lockbox Accounts.
(h)    If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s officers (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

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Section 2.12    Termination; Restriction on Termination.
(a)    Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
(b)    Termination by Borrowers. Upon at least ten (10) Business Days’ prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have (i) paid or collateralized to Agent’s satisfaction all of the Obligations in immediately available funds (other than Contingent Obligations hereunder to the extent that no such claims have been made as of the date thereof or the known existence of a claim reasonably likely to be asserted with respect thereto), all Letters of Credit and Support Agreements have expired, terminated or have been cash collateralized to Agent’s satisfaction and (ii) complied with Section 2.2(c). Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Revolving Loans or issue or procure any Letters of Credit or Support Agreements on or after the termination date stated in such notice; provided that if such termination is being made in connection with the closing of another transaction, then such termination may be contingent on the closing of such other transaction Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement may be terminated singly.
(c)    Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full (other than Contingent Obligations hereunder to the extent that no such claims have been made as of the date thereof or the known existence of a claim reasonably likely to be asserted with respect thereto), in immediately available funds, including, without limitation, all Obligations under the Fee Letter resulting from such termination.
Section 2.13    Release of Liens as to Certain Projects. Solely to the extent MCF, as Agent under the Affiliated Loan Agreement, releases its lien on any Affiliated Borrower’s Collateral upon the satisfaction of the conditions set forth in Section 2.11 of the Affiliated Loan Agreement (the “Released Affiliated Borrower Collateral”), Agent hereby agrees to release its lien in such Released Affiliated Borrower Collateral to the extent granted by the applicable Affiliated Borrowers to Agent pursuant to that certain Cross-Collateralization, Cross-Default and Cross-Guaranty Agreement among MCF, as Agent under the Affiliated Loan Agreement, Agent, Affiliated Borrowers and Borrowers dated as of even date herewith.
ARTICLE 3 -     REPRESENTATIONS AND WARRANTIES
To induce Agent and Lenders to enter into this Agreement and to make the Revolving Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:
Section 3.1    Existence and Power. Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business

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as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2    Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) as of the Closing Date, require no further action by or in respect of, or material filing with, any Governmental Authority, other than notices to be filed in the Ordinary Course of Business, (d) do not violate, conflict with or cause a breach or a default under any of the Organizational Documents of any Credit Party, and (e) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (e), reasonably be expected to have a Material Adverse Effect.
Section 3.3    Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.4    Capitalization. The authorized equity securities of each of the Borrowers as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Borrowers are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those existing as of the Closing Date granted pursuant to the Existing Credit Agreement, and such equity securities were issued in compliance in all material respects with all applicable Laws. The identity of the holders of the equity securities of each of the Borrowers and the percentage of their fully-diluted ownership of the equity securities of each of the Borrowers as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Borrower, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Parent) of any equity securities of any such entity.
Section 3.5    Financial and Project Information. Each of (a) the audited financial statements of Parent and its Subsidiaries for fiscal year 2012, (b) the unaudited financial statements of Parent and its Subsidiaries for the fiscal quarter ending on September 30, 2013, and (c) the summary profit and loss statements of Borrowers for each of the Projects for the twelve (12) month period ending September 30, 2013, fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject (in the case of unaudited financial statements to changes resulting from audit and normal year-end adjustments and the absence of footnotes). All information delivered to Agent by or on behalf of any Credit Party and pertaining to the financial, physical or other condition or aspect of the Project (excluding any projections or pro forma financial information) is true and correct in all material respects as of such date and as of the date

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hereof. Since September 30, 2013, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.
Section 3.6    Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing required pursuant to Section 4.9, there is no Litigation pending against, or to such Borrower’s knowledge threatened against any Credit Party or any Project that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.
Section 3.7    Ownership of Property. Each Borrower has (a) good, marketable and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in personal property), or (c) good title to (in the case of all other personal property), all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Borrower, in each case except for assets disposed as permitted hereunder.
Section 3.8    No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
Section 3.9    Labor Matters. As of the Closing Date, (a) there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party; (b) hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from the Credit Parties or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have not been paid or accrued as a liability on their books, as the case may be, in each case, that could reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is a party or by which any Credit Party is bound.
Section 3.10    Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
Section 3.11    Margin Regulations. None of the proceeds from the Revolving Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Revolving Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
Section 3.12    Compliance with Laws; Anti-Terrorism Laws.
(a)    Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

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(b)    None of the Credit Parties and, to the knowledge of such Borrower, no Affiliates of the Credit Parties (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, or (v) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of such Borrower, any Affiliate or agent of the Credit Parties acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
Section 3.13    Taxes. All federal, and material state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown thereon to be due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof (taking into account any extensions). Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes that are due and payable by each Credit Party have been paid prior to becoming delinquent (taking into account any extensions). All federal and material state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made in accordance with GAAP.
Section 3.14    Compliance with ERISA.
(a)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code and each ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan; (ii) all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; (iii) no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn (within the meaning of Sections 4203 or 4205 of

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ERISA) from any Multiemployer Plan, incurred any withdrawal liability (pursuant to Section 4201 of ERISA) with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan; and (iv) no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization (pursuant to Section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax with respect to such plan, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
Section 3.15    Consummation of Operative Documents; Brokers. Except as set forth on Schedule 3.15, and except for fees payable to Agent and/or Lenders, no Credit Party has engaged any broker or finder to bring about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith. All brokerage and finder’s fees, commissions and other expenses payable in connection with the transactions contemplated by the Operative Documents have been paid in full by Borrowers contemporaneously with the execution of the Financing Documents and the funding of the initial Revolving Loan advance. Except for fees payable to Agent and/or Lenders, and except as set forth in Schedule 3.15, no broker or finder has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fee in connection herewith or therewith.
Section 3.16    Related Transactions. All transactions contemplated by the material Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable material Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.17    Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Borrower, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Borrower, (c) agreements for administrative, managerial, consulting or similar services to which any Borrower is a party or by which it is bound, (d) agreements regarding any Borrower, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Borrower is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchasing of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which any Borrower is a party, in each case with respect to the preceding clauses (a), (b), (c), (d), (e) and (f) requiring payment of more than $200,000 in any year for any Project to any one vendor, (g) partnership agreements to which any Borrower is a general partner or joint venture agreements to which any Borrower is a party, (h) third party billing arrangements to which any Borrower is a party, or (i) any other agreements or instruments to which any Borrower is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party or any Affiliate of any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

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Section 3.18    Compliance with Environmental Requirements; No Hazardous Materials. Except in each case (x) as set forth on Schedule 3.18, (y) as disclosed on any Environmental Assessments, or (z) except as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)    no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to each Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Borrower of any Environmental Law, (ii) alleged failure by any Borrower to have any Permits required in connection with the conduct of its business at any Project or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials in violation of any Environmental Laws, or (iv) Release of Hazardous Materials at any Project; and
(b)    no Project now owned or leased by any Borrower and, to the knowledge of any Borrower, no such Project previously owned or leased by any Borrower, to which any Borrower has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of Federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Borrower for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.
Section 3.19    Reserved.
Section 3.20    Solvency. After giving effect to the initial Revolving Loan advance and the liabilities and obligations of Borrowers under the Operative Documents, Borrowers as a whole are Solvent.
Section 3.21    Full Disclosure. None of the written information (financial or otherwise) pertaining to any Credit Party or its business furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions and forward looking information believed by Borrowers to be fair and reasonable at the time made. Such projections, taken as a whole, represent each Borrower’s reasonable estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.
Section 3.22    Interest Rate. The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other applicable Laws, any of the Organizational Documents or any of the Operative Documents.
Section 3.23    Subsidiaries. Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments.

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Section 3.24    Projects. Borrowers represent and warrant that other than those functions performed by the ASP under the Administrative Services Agreements no Project is managed by a manager separate and distinct from Borrower.
ARTICLE 4 -     AFFIRMATIVE COVENANTS
Each Borrower agrees that, so long as any Credit Exposure exists:
Section 4.1    Financial Statements and Other Reports.
(a)    Each Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with Section 1.2, and to provide the information required to be delivered to Agent and the Lenders hereunder.
(b)    Each Borrower will furnish to Agent (or cause to be furnished to Agent) the following financial information and reports with respect to each Borrower:
(i)    Reserved.
(ii)    within thirty (30) days of the end of each calendar month, internally prepared monthly income statements, balance sheets, and an occupancy detail report prepared for each Project which fairly present the financial condition for such Project for such month and the trailing twelve (12) months, together with a fully completed Compliance Certificate and executed by Borrower Representative;
(iii)    within thirty (30) days of the end of each calendar month, a current census report which includes a schedule showing payor mix in respect of private pay and Third Party Payor Programs;
(iv)    within thirty (30) days after the end of each measurement period applicable to any financial covenant hereunder, a fully completed Compliance Certificate and executed by Borrower Representative, and, if requested by Agent, promptly following such request, back-up documentation as Agent shall reasonably require evidencing such compliance;
(v)    within ninety (90) days after the beginning of each fiscal year, annual projected profit and loss statements (prepared on a monthly basis) for each Project and for all Projects combined for the succeeding fiscal year;
(vi)    within ninety (90) days after the end of each fiscal year, annual consolidated audited financial statements prepared for Parent on a consolidated basis in accordance with GAAP, together with a letter from an independent certified public accounting firm acceptable to Agent in its reasonable discretion, which letter shall be unqualified as to scope of audit and, shall express no doubts, assumptions or qualifications concerning the scope of the audit or the ability of Parent and its Subsidiaries to continue as a going concern;
(vii)    Reserved.
(viii)    As requested by Agent (A) evidence reasonably satisfactory to Agent that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid

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in full, (B) copies of all cost reports and rate letters filed with Medicare or Medicaid or any other Third Party Payor to the extent so requested by Agent, and (C) a written statement, duly acknowledged by Borrowers, setting forth any right of set-off, counterclaim or other defense that may exist under any Leases;
(ix)    within five (5) Business Days after submission, filing or receipt, (A) copies of all cost reports and rate letters filed with any Third Party Payor, and (B) copies of all Permits, compliance surveys (including quality of care surveys), correction plans, licensing applications, and review and complaint reports conducted by any government health plan or other accreditation entity during such calendar quarter;
(x)    in the event that any Borrower engages in any Permitted Contest, promptly following request by Agent, Borrowers shall give Agent notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of the definition of Permitted Contest with respect to such contest; and
(xi)    such additional information, reports or statements regarding any Borrower or any Project as Agent may from time to time reasonably request.
(c)    Each Borrower will, within ten (10) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).
(d)    Within five (5) Business Days of receipt or delivery thereof, Borrowers shall deliver to Agent copies of any notice of defaults provided to a Borrower under any Operating Lease.
(e)    Promptly upon (but in any event within thirty (30) days after) receipt or filing thereof, each Borrower shall deliver to Agent copies of any reports or notices related to any material taxes and any other material reports or notices received by any Borrower or Guarantor from, or filed by any Borrower or Guarantor with, any Governmental Authority.
(f)    Promptly upon (but in any event within thirty (30) days after) their becoming available, Borrowers shall deliver to Agent copies of all Swap Contracts.
Section 4.2    Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, at or prior to maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) will maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, (c) will not breach or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect and (d) will not breach in any material respect or permit to exist any material default under the terms of any Operating Lease or other material Lease to which it is a party as a lessee.
Section 4.3    Maintenance of Existence. Each Borrower will preserve, renew and keep in full force and effect their respective existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

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Section 4.4    Maintenance of Property; Insurance.
(c)    Each Borrower will keep, or cause to be kept, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
(d)    Upon completion of any Permitted Contest, Borrowers shall promptly pay the amount due, if any, and deliver to Agent proof of the completion of any contest and payment of the amount due, if any.
(e)    Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including, to the extent carried by similarly situated businesses, the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage for business interruption and rent loss and professional liability and public liability insurance (including products/completed operations liability coverage), and (ii) general and professional liability insurance, and (iii) such other insurance coverage in such amounts and with respect to such risks as are generally maintained by similarly situated business entities in the industry, provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance requirements attached hereto as Schedule 4.4 except as otherwise consented to by Agent in writing. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent. Borrowers will not bring or keep any article on the Projects, or cause or allow any condition to exist, if the presence of such article or the occurrence of such condition could reasonably cause the invalidation of any insurance required by this Section 4.4(c), or would otherwise be prohibited by the terms thereof.
(f)    On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee or lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Agent in Agent’s good faith credit judgment. Borrowers will deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount in coverage thereof shall be effective until at least five (5) Business Days (ten (10) days if such cancellation is due to nonpayment) after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) subject to Section 2.4(c) of the Affiliate Loan Agreement, not less than five (5) Business Days prior to the expiration of any policies of insurance, furnish to Agent, evidence of premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts required hereunder. Each Borrower hereby waives any rights against Agent and Lenders for any property damages or claims to the extent the same is insured or required to be insured hereunder.
(g)    In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect any Borrower’s interests. The coverage purchased by Agent may not pay any claim made by any Borrower or any claim that is made against any

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Borrower in connection with the Collateral. The applicable Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral pursuant to this Section 4.4(e), to the fullest extent provided by Law Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance each Borrower is able to obtain on its own.
(h)    If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and Agent jointly, such Borrower authorizes Agent to endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Borrowers shall not carry separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section. Borrowers shall promptly notify Agent of any loss, damage, or destruction to any Collateral in excess of $500,000, whether or not covered by insurance. Agent is hereby authorized to collect all insurance proceeds in respect of Collateral directly and to apply the same to the Obligations whether or not then due and payable, in each case, subject to the provisions of the Financing Documents. Agent is authorized and empowered, and each Borrower hereby irrevocably appoints Agent as its (or their) attorney-in-fact (such appointment is coupled with an interest), at Agent’s option, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrowers, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss.
Section 4.5    Compliance with Laws and Material Contracts. Each Borrower will comply with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon a material portion of the assets of any such Person in favor of any Governmental Authority.
Section 4.6    Inspection of Property, Books and Records. Each Borrower will permit, at the sole cost of the applicable Borrower as provided in Section 2.2(d), representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect any of their respective properties, to monitor, examine or implement any health care quality assurance programs, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.
Section 4.7    Use of Proceeds. Borrowers shall use the proceeds of Revolving Loans solely for payments of amounts due in respect of (a) refinancing Debt on the Closing Date and (b) for working capital needs of Borrowers. No portion of the proceeds of the Revolving Loans will be used for family, personal, agricultural or household use.
Section 4.8    Estoppel Certificates. No more than two (2) times in any calendar year, after written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, confirming (a) the amount of the original principal amount of the Notes,

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and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.
Section 4.9    Notices of Litigation and Defaults. Borrowers will give prompt written notice to Agent (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Credit Party becoming aware of the existence of any Default or Event of Default, (c) if any Borrower is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Borrower or otherwise affecting any Project and (e) of all returns, recoveries, disputes and claims that could reasonably be expected to involve liability of more than $500,000 with respect to any Borrower or are with respect to Parent and could reasonably be expected to have a Material Adverse Effect. Borrowers represent and warrant that Schedule 3.6 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party as of the Closing Date that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 4.10    Hazardous Materials; Remediation. If any Release or disposal of Hazardous Materials shall occur or shall have occurred on any Project in violation of any provision of the Financing Documents or Environmental Law, the applicable Borrower will cause the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with the provisions of the Financing Documents or Environmental Laws. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply in all material respects with each Environmental Law requiring the performance at any Project by any Borrower or any other Credit Party of activities in response to the Release or threatened Release of a Hazardous Material.
Section 4.11    Further Assurances.
(c)    Each Borrower will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the provisions of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof).
(d)    Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document,

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dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
(e)    No Borrower shall form or acquire any Subsidiary.
(f)    Upon the reasonable request of Agent and with respect to any business location where the records relating to a material portion of the Collateral (and in any event the Collateral that is included in the Borrowing Base) and and/or software, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Borrowers shall timely and fully pay and perform in all material respects its obligations under all leases and other agreements with respect to each leased location where any material portion of the Collateral, or any records related thereto (or to any Collateral that is included in the Borrowing Base), is or may be located.
Section 4.12    Reserved.
Section 4.13    Power of Attorney. Upon an Event of Default, each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.
Section 4.14    Borrowing Base Collateral Administration.
(a)    All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices at the office of the ASP under the applicable Administrative Services Agreement and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
(b)    Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10)

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days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.
ARTICLE 5 -     NEGATIVE COVENANTS
Each Borrower agrees that, so long as any Credit Exposure exists:
Section 5.1    Debt; Contingent Obligations. No Borrower will directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness. No Borrower will, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations. No Borrower will, directly or indirectly, make any loans or advance any Debt to any Person (except (i) to the extent that Borrowers’ joint and several obligations hereunder would be deemed to be a loan or advance to another Borrower, (ii) for Permitted Indebtedness described in clause (h) of the definition thereof and (iii) other Permitted Investments).
Section 5.2    Liens. No Borrower will directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.
Section 5.3    Distributions. No Borrower will directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution; provided, however, that Distributions (including, without limitation, Tax Distributions) may be paid to the shareholders or members of Borrowers after the Closing Date but only to the extent that at the time of such proposed Distribution no Default or Event of Default has occurred and is continuing and no Default or Event of Default would result from the making of such Distribution.
Section 5.4    Restrictive Agreements. No Borrower will directly or indirectly enter into or assume any agreement (other than (a) the Financing Documents, (b) the Affiliated Financing Documents, (c) any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Indebtedness and (d) customary restrictions or conditions contained in any agreement, indenture or other instrument governing any Debt permitted hereunder) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.
Section 5.5    Payments of Subordinated Debt. No Borrower will, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of Subordinated Debt unless permitted pursuant to the applicable Subordination Agreement.
Section 5.6    Consolidations and Mergers; Sales of Assets; Change in Control.
(a)    No Borrower will directly consolidate or merge or amalgamate with or into any other Person.
(b)    No Borrower shall suffer or permit to occur any Transfer.
(c)    No Borrower shall suffer or permit to occur any Change in Control.
(d)    In addition to the prohibitions set forth in subsections (a) above, no Borrower shall knowingly engage in or permit to occur any transfer as set forth in subsections (b) and (c) above that would constitute or result in the occurrence of one or more non-exempt prohibited transactions under ERISA or the Internal Revenue Code.

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Section 5.7    Purchase of Assets and Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business or as otherwise permitted by this Agreement; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.
Section 5.8    Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8, and except for transactions that are disclosed to Agent in advance of being entered into and which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.
Section 5.9    Modification of Organizational Documents. No Borrower will directly or indirectly, amend or otherwise modify any Organizational Documents of such Borrower, except for such amendments or other modifications required (a) under this Agreement, or (b) by applicable Law and fully disclosed to Agent.
Section 5.10    Modification of Certain Agreements. No Borrower will, directly or indirectly, amend or otherwise modify any Administrative Services Agreement or other Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower; (d) reduces in any material respect any rights or benefits of any Borrower (it being understood and agreed that any such determination shall be in the good faith credit judgment of the Agent) or (e) modifies any provision related to bank accounts or cash management. Each Borrower shall, prior to entering into any amendment or other modification of any Administrative Services Agreement or other Material Contract described in the preceding sentence, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of such amendments or other modifications to such documents, and such Borrower agrees not to take any such action with respect to any such documents without obtaining such approval from Agent.
Section 5.11    Conduct of Business. No Borrower will directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto. No Borrower will other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).
Section 5.12    Lease Payments. Except for the Operating Leases and any lease payment under any Permitted Indebtedness, no Borrower will directly or indirectly, incur or assume (whether pursuant to a guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.
Section 5.13    Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiary sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

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Section 5.14    Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts. No Borrower will directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, such Borrower and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement (or, if applicable, a Deposit Account Restriction Agreement) or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Borrowers represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date. The provisions of this Section requiring Deposit Account Control Agreements (or, if applicable, a Deposit Account Restriction Agreement) shall not apply to Deposit Accounts (i) which are exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Agent by Borrowers as such; provided, however, that at all times that any Obligations or Affiliated Obligations remain outstanding, Borrower shall not commingle any monies allocated for payroll, payroll taxes and other employee wage and benefit payments with funds in any other Deposit Account owned by a Borrower or (ii) which are petty cash accounts that have a balance of not more than $250,000 in the aggregate and so long as no Accounts are deposited in such accounts.
Section 5.15    Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will knowingly, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
ARTICLE 6 -     RESERVED
ARTICLE 7 -     CONDITIONS
Section 7.1    Conditions to Closing. The obligation of each Lender to make the initial Revolving Loans, of Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:
(i)    evidence of the consummation of the transactions (or the ability to concurrently consummate the transactions) contemplated by the Operative Documents including, without limitation, the funding of any and all investments contemplated by the Operative Documents;

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(j)    the payment of all fees, expenses and other amounts due and payable under each Financing Document;
(k)    Agent shall have received general background verifications of the Credit Parties, in form and substance acceptable to Agent;
(l)    the absence, since December 31, 2012, of any Material Adverse Effect; and
(m)    the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date.
Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.
Section 7.2    Conditions to Each Loan, Support Agreement and Lender Letter of Credit. The obligation of the Lenders to make a Revolving Loan (other than Revolving Loans made pursuant to Section 2.5(c)) or an advance in respect of any Revolving Loan, of Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including on the Closing Date) is subject to the satisfaction of the following additional conditions:
(a)    in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and updated Borrowing Base Certificate, in the case of any Support Agreement or Lender Letter of Credit, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);
(b)    the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;
(c)    the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;
(d)    the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; and
(e)    the fact that no adverse event, fact or circumstance has occurred and is continuing that could reasonably be expected to result in a Material Adverse Effect.
Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Revolving Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

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Section 7.3    Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its good faith credit judgment), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b) and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Revolving Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements: (a) UCC searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized ; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized; provided, however, after the Closing Date and so long as no Default or Event of Default has occurred, Borrowers shall be liable for expenses related to searches described in clauses (a), (b) and (c) above (whether performed individually or together) against Borrowers and any other Credit Party no more than one (1) time in any given calendar year under this Agreement and the Affiliate Loan Agreement.
Section 7.4    Post Closing Requirements. Borrowers shall complete each of the post closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.
ARTICLE 8 -     REGULATORY MATTERS
Section 8.1    Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make the Revolving Loans and other credit accommodations contemplated hereby, Borrowers hereby represent and warrant that, to their knowledge and except as disclosed in Schedule 8.1, the following statements are true, complete and correct as of the date hereof, and Borrowers hereby covenant and agree to notify Agent within five (5) Business Days (but in any event prior to Borrowers submitting any requests for additional advances of Revolving Loans under this Agreement) following any Borrower obtaining notice of the occurrence of any facts, events or circumstances, whether threatened, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect (together with such supporting data and information as shall be reasonably necessary to fully explain to Agent the scope and nature of the fact, event or circumstance), and shall provide to Agent within five (5) Business Days of Agent’s request, such additional information as Agent shall reasonably request regarding such disclosure:
(f)    Healthcare Permits. Borrowers have (i) each material Healthcare Permit and other material rights from, and have made all material declarations and filings with, all applicable Governmental Authorities, all self regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the Projects or the assets of any Borrowers, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

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(g)    Specific Licensing. Each Project is duly licensed as a skilled nursing facility under the applicable laws of the state where such Project is located. The licensed bed or unit capacity of each Project as of the Closing Date is shown on Schedule 8.1. No Borrower has granted to any third party the right to reduce the number of licensed beds or units in the Projects or the right to apply for approval to move any and all of the licensed beds, persons permitted to be served or units in the Projects to any other location and there are no proceedings pending or, to the knowledge of Borrowers, threatened to reduce the number of licensed beds, persons permitted to be served or units in the Projects.
(h)    Operating Leases. If required under applicable Healthcare Laws, the Operating Lease has been approved by all necessary Governmental Authorities. Under applicable Healthcare Laws in the state in which each Project is located, the reimbursement rate of the Borrower under applicable Third Party Payor Programs is not affected by the rental rates under the Operating Lease. The rentals provided for under the Operating Lease comply in all material respects with all applicable Healthcare Laws and do not exceed in any material respects the sums permitted to be paid under applicable Healthcare Laws.
(i)    Resident Agreements. The Resident Agreements comply in all material respects with all applicable Laws, including Healthcare Laws.
(j)    Accreditation. To the extent required by applicable Law, Borrowers have received and maintain accreditation in good standing and without impairment by all applicable accrediting organizations, to the extent required by Law (including any equivalent regulation) or the terms of any Operating Lease pertaining to the Project. As of the Closing Date, no Borrower or Administrator has received any notice or communication from JCAHO or any other accrediting organization that a Project is (i) subject to or is required to file a plan of correction with respect to any accreditation survey, or (ii) in danger of losing its accreditation due to a failure to comply with a plan of correction.
(k)    Participation Agreements/Provider Status/Cost Reports.
(i)    Except as could not reasonably be expected to have a Material Adverse Effect, there is no investigation, audit, claim review, or other action pending or, to the knowledge of any Borrower, threatened which could reasonably be expected to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor participation agreement or provider number or other Healthcare Permit related to any Project or result in a Borrower’s exclusion from any Third Party Payor Program, nor has any Third Party Payor Program made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit related to any Project, nor have Borrowers made any decision not to renew any participation agreement or provider agreement or other Healthcare Permit related to any Project, nor is there any action pending or, to the knowledge of Borrowers, threatened to impose material intermediate or alternative sanctions with respect to any Project.
(ii)    Except as could not reasonably be expected to have a Material Adverse Effect, the Borrowers, and, to the knowledge of the Borrowers, their contractors, have properly and legally billed all intermediaries and Third Party Payors for services rendered with respect to the Projects and have maintained their records to reflect such billing practices. No funds relating to Borrowers are now, or, to the knowledge of Borrowers will be, withheld by any Third Party Payor.
(iii)    Each Borrower has the requisite participation agreement or provider number or other Healthcare Permit to bill the Medicare program and the respective Medicaid programs in the state in which the applicable Project is located (to the extent such Borrower participates in the

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Medicare or Medicaid program in such state) and all other Third Party Payor Programs (including, without limitation, Medicare) which currently account for any material portion of the revenues of such Project.
(iv)    All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by Borrowers to the applicable Third Party Payor are and will be materially accurate and complete in all material respects and have not been and will not be misleading in any material respects. Except as could not reasonably be expected to have a Material Adverse Effect, no cost reports for the Projects remain “open” or unsettled outside the Ordinary Course of Business and there are no material current, pending or outstanding Medicare, Medicaid or other Third Party Payor Program reimbursement audits or appeals pending with respect to the Projects or Borrowers.
(l)    No Violation of Healthcare Laws.
(i)    None of the Projects, Borrowers or the ASP is in violation of any Healthcare Laws with respect to any of the Projects, except where any such violation could not reasonably be expected to have a Material Adverse Effect.
(ii)    Borrowers are HIPAA Compliant, except where any such violation could not reasonably be expected to have a Material Adverse Effect.
(iii)    No Project has received a statement of deficiencies or survey violation of a “Level A” (or equivalent) or worse (with respect to assisted living facilities), or a tag level of “G” or higher with respect to any skilled nursing facility, within the past three years for which a plan of correction has not been filed with the applicable state authority. No Project is currently subject to any plan of correction that has not been accepted by or is currently the subject of a review by the applicable state authority. No Borrower has received notice of any charges of patient abuse with respect to any Project that could reasonably be expected to have a Material Adverse Effect.
(m)    Proceedings. Except as could not reasonably be expected to have a Material Adverse Effect, no Borrower nor any Project is subject to any proceeding, suit or, to Borrowers’ knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services): (i) which may result in the imposition of a fine, alternative, interim or final sanction, a lower reimbursement rate for services rendered to eligible patients which has not been provided for on their respective financial statements; (ii) which could result in the revocation, transfer, surrender, suspension or other impairment of the operating certificate, provider agreement or Healthcare Permits of any Project; (iii) which pertains to or requests any voluntary disclosure pertaining to a potential overpayment matter involving the submission of claims to such payor by a Borrower; or (iv) which pertains to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower (including, without limitation, any reimbursement audits), or any disallowance by any commission, board or agency in connection with any audit of such cost reports.
(n)    Hill-Burton. Except as could not reasonably be expected to have a Material Adverse Effect, no Borrower is or will be a participant in any federal program whereby any federal, state or local government or quasi-governmental body, agency, board or other authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

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(o)    Fraud and Abuse.
(i)    No Borrower, as to the Projects only, the ASP has, or to its knowledge has been threatened to have, and no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any ASP or Borrower has, or to its knowledge, engaged in any of the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under any Healthcare Laws; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under any Healthcare Laws; (C) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under any Healthcare Laws on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (I) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Healthcare Laws, or (II) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by any Healthcare Laws; (E) presenting or causing to be presented a claim for reimbursement for services that is for an item or services that was known or should have been known to be (I) not provided as claimed, or (II) false or fraudulent; or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (I) a facility in order that the facility may qualify for Governmental Authority certification, or (II) information required to be provided under 42 U.S.C. § 1320a-3.
(ii)    No Borrower or, as to the Projects only, ASP has been, or to its knowledge has been threatened to be, and, to its knowledge, no owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any ASP or Borrower, to its knowledge: (A) has been assessed with a civil monetary penalty pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty, or has been “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (E) has been made a party to any other action by any governmental authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any Law; or (F) was or has become subject to any federal, state, local governmental or private payor civil or criminal investigations or inquiries, proceedings, validation review, program integrity review or statement of charges involving a supposed failure to comply with Healthcare Laws or threatening its participation in Medicare, Medicaid or other Third Party Payor Programs or its billing practices with respect thereto.

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Section 8.2    Licensed Facilities.
(h)    Certificates of Need.
(i)    If required under applicable Healthcare Laws, Borrower has and shall maintain in full force and effect a valid CON for no less than the number of beds and units in the applicable Project as of the date of this Agreement. Borrower shall maintain any applicable CON free from restrictions or known conflicts which would materially impair the use or operation of the applicable Project for its current use, and shall not permit any CON to become provisional, probationary or restricted in any way.
(ii)    No Borrower shall do (or suffer to be done by any Borrower or any Affiliate of any Borrower) any of the following without Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:
(A)    Replace or transfer all or any part of any Project’s licensed units or beds to another site or location;
(B)    Transfer or demise any CON or other Healthcare Permit or rights thereunder to any Person (other than to (i) a transferee of the applicable Project permitted pursuant to the terms of this Agreement and (ii) Agent and Lenders pursuant to the Financing Documents and Affiliated Financing Documents) or to any location other than the Project to which such CON or Healthcare Permit pertains; or
(C)    Pledge or hypothecate any CON or other Healthcare Permit as collateral security for any indebtedness other than indebtedness to Lenders.
(i)    Resident Deposits and Resident Agreements. Borrowers will deposit or cause to be deposited all resident deposits held by Borrowers or the ASP relating to the Projects, including, without limitation, resident deposits relating to patients or Resident Agreements that are in the form of cash at such commercial or savings bank or banks as may be reasonably satisfactory to Agent. If such resident deposits are in any other form, such resident deposits are to be maintained by Borrowers or the ASP in the Ordinary Course of Business. Borrower shall, upon request, provide Agent with evidence reasonably satisfactory to Agent of Borrower’s or the applicable ASP’s compliance with the foregoing. Following the occurrence and during the continuance of any Event of Default, Borrower shall, or shall cause, upon Agent’s request, if permitted by any applicable Laws, turn over to Agent the resident deposits (and any interest theretofore earned thereon to the extent the same is to be paid to the resident or other party that provided such deposit) with respect to the Projects, to be held by Agent subject to the terms of their related agreements. Without the prior written consent of Agent, Borrowers shall not: (i) modify, in any material respect that is adverse to the Project, the form of Resident Agreement previously approved by Agent, except for any modifications required by Law; (ii) accept any payment under any Resident Agreement more than one month in advance of its due date, except for security or similar deposits; or (iii) enter into any Resident Agreement for a term of more than one (1) year or upon rates less than market rates. No Resident Agreements (i) will deviate in any material respect that is adverse to the Project from the standard form approved by Agent prior to Closing or another form permitted by the preceding sentence, or (ii) conflict with any Laws, except where any such conflict could not reasonably be expected to have a Material Adverse Effect.
(j)    Administrative Services Provider. Borrowers shall cause the Projects at all times to be supported by the administrative services provider identified on Schedule 8.2 (collectively in the singular,

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the “ASP”) pursuant to an administrative services agreement in substantially the form in effect on the date hereof, or as otherwise approved by Agent in writing (such approval not to be unreasonably withheld or delayed), and that comply in all material respects with all applicable Healthcare Laws (the “Administrative Services Agreements”). In addition to (but not in limitation of) the covenants set forth in Section 5.10, Borrowers shall not (i) change the ASP of any Project or make any modification, amendment, termination or cancellation of the Administrative Services Agreements or agreements with brokers, in any manner that could be adverse to Agent or Lenders so long as Borrowers provide Agent with a copy of each such non-adverse change, modification or amendment five (5) Business Days prior to executing such change, modification or amendment, provided that any termination or cancellation of an ASP shall be deemed to be adverse to Agent and Lenders, (ii) enter into any other agreement providing for the management or operation of any Project by the ASP or any other Person, (iii) consent to the assignment by the ASP of its interest under the Administrative Services Agreements except to an Affiliate of such ASP (and such Affiliate shall be bound by all agreements between ASP and Agent) or in connection with a wire transfer otherwise permitted by the Financing Documents, or (iv) waive or release any of its material rights and remedies under the Administrative Services Agreements, in each case, without the prior written consent of Agent given or withheld in Agent’s reasonable discretion. Any future property manager or replacement ASP for any Project shall be required to enter into an assignment and subordination of management, administrative or operating agreement in form and substance reasonably satisfactory to Agent. Such restrictions and approval rights are solely for the purposes of assuring that the Projects are managed and appropriately operated consistent with Healthcare Laws and the preservation and protection of the Projects as security for the Obligations and shall not place responsibility for the control, care, management or repair of the Projects upon Agent, or make Agent responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Projects.
(k)    Transfer of Healthcare Permits and Operations. Upon written notice from Agent to Borrowers following the occurrence of an Event of Default that is continuing hereunder, the following provisions shall be effective:
(iv)    Borrowers shall execute, deliver and file all documents and statements requested by Agent and necessary to effectuate a transfer of the Healthcare Permits for any Project to a replacement operator designated by Agent (“Replacement Operator”), subject to required approval of any Governmental Authority. Subject to applicable Laws, Borrowers further shall provide to Agent all information and records requested by Agent that are within Borrowers’ possession or control in connection with the transfer of the Healthcare Permits; and
(v)    In order to facilitate an efficient transfer of the operations of any Project, Borrowers shall, if and to the extent requested by Agent, (A) deliver to Agent copies of all Healthcare Permits and the most recent reports and notices pertaining to such Project required to be delivered under Section 8.1; (B) continue and maintain the operation of such Project in the Ordinary Course of Business, including, without limitation, the retention of all residents at the Project to the fullest extent commercially reasonable until the transfer of the operations of such Project to the Replacement Operator is completed; (C) enter into such operation transfer agreements, management agreements, and other agreements as may be reasonably requested by Agent until the transfer of the operations of such Project to the Replacement Operator is completed; and (D) subject to applicable Laws, provide continued access to Agent and its agents to show such Project to potential replacement operators. Borrowers hereby consent to the disclosure by Agent to potential replacement operators of Borrowers’ financial statements, licensure reports and surveys, financial and property due diligence materials and other documents, materials and information relating to any Project which a

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potential replacement operator would reasonably desire to review in determining whether to operate such Project.
Section 8.3    Healthcare Operations.
(e)    Borrowers will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals, cost reports and other reports of every kind whatsoever required by applicable Healthcare Laws (which reports will be materially accurate and complete in all respects and not misleading in any material respect and shall not remain open or unsettled other than in the Ordinary Course of Business).
(f)    Borrowers will maintain, or cause to be maintained, in full force and effect, and free from restrictions, probations, conditions or known conflicts which, in each case, would materially impair the use or operation of any Project for its current use, all Healthcare Permits necessary under applicable Healthcare Laws to carry on the business at the Projects as it is conducted on the Closing Date.
(g)    Borrowers will not suffer or permit to occur any of the following:
(iii)    Except as permitted pursuant to this Agreement, any transfer of a Healthcare Permit or rights thereunder to any Person (other than Borrowers or Agent) or to any location other than a Project approved by Agent in advance in writing;
(iv)    any pledge or hypothecation of any Healthcare Permit as collateral security for any indebtedness other than indebtedness to Agent;
(v)    any rescission, withdrawal, revocation, amendment or modification of or other alteration to the nature, tenor or scope of any Healthcare Permit which could reasonably be expected to have a Material Adverse Effect without Agent’s prior written consent, including, without limitation, (A) any decrease in the authorized units/beds and persons served capacity of any Project and/or the number of units/beds and persons served approved by the applicable Governmental Authority, and (B) any transfer all or any part of any Project’s authorized units or beds to another site or location;
(vi)    any voluntary transfer of any resident of any Project to any other facility, unless such transfer is at the request of the resident (without economic incentives being given to the resident by an Affiliate of any Borrower) or its payor or is for reasons relating to non-payment or the health, required level of medical care or safety of the resident to be transferred or other residents at such Project;
(vii)    without Agent’s prior written consent, the provision by any Borrower of regulated services at any Project that are not provided at such Project as of the Closing Date, including, without limitation, medical services; or
(viii)    any fact, event or circumstance for which notice to Agent is required under Section 8.1 that could reasonably be expected to have a Material Adverse Effect.
(h)    Borrowers will maintain, or cause to be maintained, a corporate health care regulatory compliance program (“CCP”) which includes at least the following components and allows Agent and/or any outside consultants from time to time to review such CCP: (i) standards of conduct and procedures

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that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which are designed to effectively communicate the compliance standards and procedures to employees and agents, including, without limitation, fraud and abuse laws and illegal billing practices; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including, without limitation, publicizing a report system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including, without limitation, discipline of individuals responsible for the failure to comply with the CCP; and (vi) mechanisms to timely respond to detected violations of the CCP.
(i)    Borrowers will at all times be HIPAA Compliant in all material respects.
Section 8.4    Third Party Payor Programs. Neither the Projects, nor any Borrower, shall, other than in the Ordinary Course of Business or as could reasonably be expected to have a Material Adverse Effect, change the terms of any Third Party Payor Programs or its normal billing payment and reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs). Borrowers will (a) maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which, in each case, would materially impair the use or operation of any Project for its current use, all Healthcare Permits necessary under Healthcare Laws to continue to receive reimbursement under all Third Party Payor Programs in which any Borrower or any Project participates as of the date of this Agreement, and (b) provide to Agent upon request, an accurate, complete and current list of all participation agreements with Third Party Payors with respect to the business of Borrowers. Borrowers shall at all times comply in all material respects with all requirements, contracts, conditions and stipulations applicable to Borrowers in order to maintain in good standing and without default or limitation all such participation agreements.
Section 8.5    Cures. If there shall occur any fact, event or circumstance for which Borrowers are required to give Agent notice under Section 8.1 above after the Closing Date, Borrowers shall take, or shall cause, such action as is reasonably necessary to validly challenge or otherwise appropriately respond to such fact, event or circumstance within any timeframe required by applicable Healthcare Laws, and shall thereafter diligently pursue the same to a favorable (to the extent reasonably possible) conclusion, all to the effect that the fact, event or circumstance giving rise to Borrowers’ notice obligation under Section 8.1 shall be dismissed, rescinded, eliminated, cured or otherwise cease to exist on that date which is the earlier to occur of (a) one hundred eighty days after the date any Borrower or any of its Affiliates became aware of such fact, event or circumstance, or (b) the expiration of any cure period given under applicable Healthcare Laws.
ARTICLE 9 -     SECURITY AGREEMENT
Section 9.1    Generally. As security for the payment and performance of the Obligations, and for the payment and performance of all obligations under the Affiliated Financing Documents (if any) and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Agent, for the benefit of itself and Lenders, a continuing first priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.

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Section 9.2    Representations and Warranties and Covenants Relating to Collateral.
(j)    Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Borrower, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any of the Collateral are kept.
(k)    Pursuant to the Liens created pursuant to Section 9.1 above and pursuant to all of the other Security Documents (if any) (including, without limitation, any and all UCC financing statements being filed by Agent), and assuming that any such Security Document that is intended to be filed with any governmental public recording or filing office has been so filed, Agent has been granted and has a valid and perfected first priority security interest and Lien in the Collateral (subject only to any Permitted Liens under the terms of this Agreement and the other Financing Documents) securing the payment of the Obligations, and such security interests and Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable Laws as enacted in any relevant jurisdiction which relate to perfected security interests. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC, other than the filing of financing statements and the recordation of any Security Document that is intended to be filed with any governmental public recording or filing office.
(l)    As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4 and Permitted Investments under clause (e) of the definition of Permitted Investments) which has a value, individually, in excess of $250,000, and in the aggregate, in excess of $1,000,000 and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).
(m)    Borrowers shall not take any of the following actions or make any of the following changes unless Borrowers have given at least twenty (20) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may reasonably request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or allow any Borrower to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any

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Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.
(n)    Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business (so long as (i) if a Default exists, Agent has not given notice that no such adjustments should be made without Agent’s prior written consent or (ii) no Event of Default has occurred) and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.
(o)    Without limiting the generality of Sections 9.2(c) and 9.2(e):
(i)    Concurrently with the delivery of financial statements delivered pursuant to Section 4.1(b)(ii) for any month, Borrowers shall, to the extent not previously delivered, deliver to Agent all material tangible Chattel Paper and all material Instruments and documents acquired by any Borrower during such month and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Borrowers shall use commercially reasonable efforts to provide Agent with “control” (as defined in Article 9 of the UCC) of all material electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Concurrently with the delivery of financial statements delivered pursuant to Section 4.1(b)(ii) for any month, Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments and received during such month. If requested by Agent, Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.
(ii)    Concurrently with the delivery of financial statements delivered pursuant to Section 4.1(b)(ii) for any month, Borrowers shall notify Agent that if it has received any letter of credit received during such month on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral, and if reasonably requested by Agent and permitted pursuant to the applicable letter of credit, deliver to Agent any such letter of credit, in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Borrowers shall use commercially reasonable efforts to take any and all actions as may be necessary or desirable, or that Agent may reasonably request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner reasonably acceptable to Agent.

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(iii)    Concurrently with the delivery of financial statements delivered pursuant to Section 4.1(b)(ii) for any month, Borrowers shall advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim for which Borrowers have commenced any court proceeding during such month and that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall reasonably request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.
(iv)    Except for Accounts and Inventory in an aggregate amount of $250,000, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Agent and if Agent has so requested, Borrowers will use commercially reasonable efforts to obtain warehouse receipts, consignment agreements or bailee lien waivers (as applicable) reasonably satisfactory to Agent prior to the commencement of such possession or control. Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2. Borrowers shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall use commercially reasonable efforts to obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.
(v)    Upon request of Agent if an Event of Default has occurred and is continuing, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.
(vi)    Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.
(vii)    As of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the Federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the Federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Borrowers shall use commercially reasonable efforts take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

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(viii)    Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.
Section 9.3    Landlord Waiver. Notwithstanding anything to the contrary set forth in that certain Landlord’s Waiver and Consent dated as of the Closing Date (as the same may be amended, modified, supplemented, restated or replaced, the “Landlord Waiver”), by and among FPOC, LLC, Parent and Midcap Financial, LLC, Agent and Lenders hereby agree that, as between Borrowers and Parent, on the one hand, and Agent and Lenders, on the other hand, unless otherwise permitted hereunder, Agent and Lenders shall not exercise any of their rights pursuant to the Landlord Waiver to enter upon, occupy or remain in the Premises (as defined in the Landlord Waiver) or to inspect or remove any or all of the Books and Records (as defined in the Landlord Waiver) unless and until an Event of Default shall have occurred and be continuing or as otherwise permitted in this Agreement.
ARTICLE 10 -     EVENTS OF DEFAULT
Section 10.1    Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
(p)    (i) any Borrower shall fail to pay when due any principal when payable under this Agreement, (ii) any Borrower shall fail to pay when due any interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and such failure shall continue for five (5) Business Days, (iii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Section 2.11, Section 4.4(c), Section 4.6 and Article 5, or (iv) there shall occur any default in the performance of or compliance with Section 4.1 of this Agreement and such default in performance or compliance is not remedied by the Credit Party within five (5) Business Days of Borrower Representative’s receipt of written notice from Agent or Required Lenders of such default;
(q)    any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within forty-five (45) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of any Borrower or any other Credit Party of such default; provided, however, if such default is capable of remedy but not within such forty-five (45) day period and, in Agent’s good faith credit judgment, Borrowers have continued to work in good faith to remedy such default, such forty-five (45) day period shall be extended by an additional ninety (90) days upon written notice by Agent;
(r)    any representation, warranty, certification or statement made by any Credit Party or any other Person on behalf of, or as an officer of, a Credit Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(s)    (i) failure of any Credit Party to pay when due (giving effect to any applicable grace period any principal, interest or other amount on Debt (other than the Revolving Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other

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than the Revolving Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $500,000 in the aggregate with respect to Credit Parties other than Parent and $15,000,000 with respect to Parent or having an aggregate principal amount in excess of $500,000 in the aggregate with respect to Credit Parties other than Parent and $15,000,000 with respect to Parent to become or be declared due prior to its stated maturity; or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;
(t)    any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(u)    an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under applicable federal bankruptcy, insolvency or other similar Law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party;
(v)    (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party is required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,500,000 in the aggregate with respect to Credit Parties other than Parent and $15,000,000 with respect to Parent, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,500,000 in the aggregate with respect to Credit Parties other than Parent and $15,000,000 with respect to Parent;
(w)    one or more judgments or orders for the payment of money (not paid, fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has not denied coverage, or sufficiently reserved in good and available funds by or on behalf of the applicable Credit Party in a manner reasonably acceptable to Agent) aggregating in excess of $1,000,000 in the aggregate with respect to Credit Parties other than Parent and $15,000,000 with respect to Parent shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of

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twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;
(x)    any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no Liens except for Permitted Liens, for any reason other than the failure of Agent or any Lender to take any action within its reasonable control, or any Credit Party shall so assert;
(y)    the institution by any Governmental Authority of criminal proceedings against any Credit Party that could reasonably be expected to have a Material Adverse Effect;
(z)    any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;
(aa)    the occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect, if such default shall have continued unremedied for a period of ten (10) days after written notice from Agent;
(bb)    there shall occur any (i) Event of Default under any of the Affiliated Financing Documents, or (ii) event of default under any Operating Lease or other Operative Document (and such default is not cured within the applicable time period set forth therein); or
(cc)    there shall occur any Change in Control or Transfer.
Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of Section 10.1(a) of this Agreement two (2) times in any twelve (12) month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of Section 10.1(a) of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.
All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2    Acceleration and Suspension or Termination of Revolving Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately

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and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.
Section 10.3    UCC Remedies.
(i)    Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at Law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable Law; including, without limitation:
(i)    the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)    the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);
(iii)    the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;
(iv)    the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or
(v)    the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.
(j)    Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by

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applicable Law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or Federal Law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(k)    Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
Section 10.4    Cash Collateral. If (a) any Event of Default specified in Section 10.1(e) or 10.1(f) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 10.2, or (c) the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 10.2, then without any request or the taking of any other action by Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liability and future payment of related fees.
Section 10.5    Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Revolving Loans and other Obligations shall bear interest at rates that are four percent (4.0%) per annum in excess of the rates otherwise payable under this Agreement (“Default Interest Rate”), and (b) the fee described in Section 2.5(b) shall increase by a rate that is four percent (4.0%) in excess of the rate otherwise payable under such Section.
Section 10.6    Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower (regardless of whether such balances are then due to such Borrower), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower, against and on account of any of the Obligations; except that no Lender shall

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exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by Law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.
Section 10.7    Application of Proceeds.
(c)    Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(d)    Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.
(e)    Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e); fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents; and sixth, to any other indebtedness or obligations owing under the Affiliated Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance (including any holder of the indebtedness evidenced by the Affiliated Financing Documents) or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.
Section 10.8    Waivers.
(c)    Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders

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on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(d)    Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Agent or any Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by Law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(e)    To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of any Revolving Loans or to any subsequent disbursement of Revolving Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Revolving Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable Law, including any failure to accelerate the maturity date of the Revolving Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Revolving Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Revolving Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.
(f)    Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” Law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Revolving Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

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(g)    Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Revolving Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Revolving Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
(h)    To the fullest extent permitted by Law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9    Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by Law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.
Section 10.10    Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
ARTICLE 11 -     AGENT

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Section 11.1    Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. Except for rights specifically provided to Borrowers, the provisions of Section 11.1 through Section 11.15 of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.
Section 11.2    Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.
Section 11.3    Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.
Section 11.4    Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5    Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

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Section 11.6    Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 11.7    Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
Section 11.8    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.
Section 11.9    Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations (other than Contingent Obligations hereunder to the extent that no such claims have been made as of the date thereof or the known existence of a claim reasonably likely to be asserted with respect thereto), and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Swap Contracts secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Agent under any Security Document constituting personal property described herein (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any personal property described herein). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

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Section 11.10    Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Revolving Loans unless instructed to do so by Agent (or consented to by Agent, as provided in Section 10.6), it being understood and agreed that such rights and remedies may be exercised only by Agent.
Section 11.11    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
Section 11.12    Assignment by Agent; Resignation of Agent; Successor Agent.
(a)    Agent may at any time, without the consent of the Lenders or Borrowers, assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person that, either by itself or together with one or more of its Affiliates or Approved Funds of itself or an Affiliate, holds or controls (or, as of the date of assignment of such agency rights, will hold or control) 50% or more of the interests in the Revolving Loans held by the assigning Agent in its capacity as a Lender; provided, however, that nothing in this Section 11.12(a) shall restrict subsequent assignments of interests as a Lender held by such Agent assignee.  Following any such assignment, Agent shall give notice to the Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.
(b)    Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

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(c)    Upon (i) an assignment permitted by subsection (a) above or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.
Section 11.13    Payment and Sharing of Payment.
(a)    Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.
(i)    Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)    On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as

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of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.
(iii)    On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.
(iv)    On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Revolving Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Revolving Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Revolving Loans to Borrowers in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Revolving Loans unless Agent receives such Lender’s Pro Rata Share of such Revolving Loans before 3:00 p.m. (Eastern time) on the Closing Date.
(v)    It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.
(vi)    The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.
(b)    Return of Payments.
(ix)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(x)    If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person (other than a natural Person or any Borrower or any Affiliate or Subsidiary of a Borrower) pursuant to any insolvency

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Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(c)    Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.
(d)    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Revolving Loan (other than pursuant to the terms of Section 2.8(f)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.
Section 11.14    Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document (after giving effect to any cure periods provided for in this Agreement or such other Financing Document), Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.
Section 11.15    Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or

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responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Revolving Loans, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
Section 11.16    Amendments and Waivers.
(a)    No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, that (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) Agent shall be entitled, in its sole and absolute discretion, to waive any financial covenant of any Borrower and to provide its written consent to a proposed Swap Contract without the consent of any other Lender; and (iii) any Financing Document may be amended or otherwise modified to correct any clear or manifest error or ambiguity with the written consent of Agent and Borrowers.
(b)    In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:
(i)    if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Revolving Loan, by such Lender; and/or
(ii)    if the rights or duties of Agent or LC Issuer are affected thereby, by Agent and LC Issuer, as the case may be;
provided, however, that, in each of (a) and (b) above, no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Revolving Loan or Reimbursement Obligation or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Revolving Loan or Reimbursement Obligation; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(a)(ii)) of principal of any Revolving Loan or of any Reimbursement Obligation, or of interest on any Revolving Loan or Reimbursement Obligation (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all the Guarantors of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except as otherwise permitted by this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment,

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Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.
(c)    Without limitation of the provisions of the preceding clause (a) and (b), no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty then in existence, modify the provisions of Section 10.7 in any manner adverse to the interests of each such Eligible Swap Counterparty.
Section 11.17    Assignments and Participations.
(a)    Assignments.
(iii)    Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Revolving Loans together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree (and, if no Event of Default has occurred and is continuing and if such assignment is made to a Person other than an Affiliate of MCF, Borrowers otherwise agree), the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Revolving Loans; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.
(iv)    From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee’s (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Pro Rata Share of the Revolving Loans (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Revolving Loans retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.
(v)    Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it

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and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount (and stated interest) of the Revolving Loans owing to, such Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Agent and the Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.
(vi)    Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(vii)    Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Revolving Loans via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of the Revolving Loans pursuant to the Settlement Service. If so elected by Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Revolving Loans shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.
(b)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower Representative or Agent, sell to one or more Persons (other than a natural Person or any Borrower or any Affiliate or Subsidiary of a Borrower) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iv) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 10.6. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Financing Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register

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(including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For avoidance of doubt, the Agent, in its capacity as such, shall have no responsibility or obligation for maintaining any Participant Register.
(c)    Replacement of Lenders. At any time after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of such Lender is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrower Representative’s election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Revolving Loans and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) or Section 2.8(f), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.
(d)    Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
Section 11.18    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.
So long as Agent has not waived the conditions to the funding of Revolving Loans set forth in Section 7.2, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Revolving Loans set forth in

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Section 7.2, and specifying any such non-satisfied conditions; provided that nothing in this Section 11.18 shall waive any right which Borrowers may have against any such Lender if such conditions have been satisfied. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Revolving Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loans Outstanding in excess of zero; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)    For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.
(b)    Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be zero.
(c)    The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.
(d)    Reserved.
(e)    Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 11.13, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Loans requested by Borrower during such period.
(f)    Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party, other than reimbursement obligations that have arisen pursuant to Section 2.5(c) in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.
(g)    Agent shall have no right to (i) make or disburse Revolving Loans as provided in Section 2.1(a)(i) for the account of any Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.5(c), or (ii) assume that any Revolving Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect of such Letter of Credit. In addition, no Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or reimbursement obligations have arisen pursuant to Section 2.5(c), shall have an obligation to fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect to such Letter of Credit, or to make any payment to Agent or the L/C Issuer, as applicable, under Section 2.5(f)(ii) in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the L/C Issuer, as applicable, under Section 2.5(f)(i).

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(h)    To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.
Section 11.19    Buy-Out Upon Refinancing. MCF shall have the right to purchase from the other Lenders all of their respective interests in the Revolving Loans at par in connection with any refinancing of the Revolving Loans upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Revolving Loans rather than a payoff of the Revolving Loans.
Section 11.20    Lender’s Rights to Offset, Set-Off. Notwithstanding anything to the contrary contained in Section 11.5, each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker's lien or similar rights against any deposit or other indebtedness of Borrowers whether or not located in any state with certain Laws restricting lenders from pursuing multiple collection methods could result under such Laws in significant impairment of the ability of all Lenders to recover further amounts in respect of the Revolving Loans.  THEREFORE, EACH LENDER AGREES THAT NO LENDER SHALL EXERCISE ANY SUCH RIGHT OF SET-OFF, BANKER'S LIEN, OR OTHERWISE, AGAINST ANY ASSETS OF ANY BORROWER (INCLUDING ALL GENERAL OR SPECIAL, TIME OR DEMAND, PROVISIONAL OR OTHER DEPOSITS AND OTHER INDEBTEDNESS OWING BY SUCH LENDER TO OR FOR THE CREDIT OR THE ACCOUNT OF ANY BORROWER) WITHOUT THE PRIOR WRITTEN CONSENT OF AGENT AND THE REQUIRED LENDERS.
Section 11.21    Definitions. As used in this Article 11, the following terms have the following meanings:
“Additional Titled Agents” has the meaning set forth in Section 11.15.
“Affected Lender” has the meaning set forth in Section 11.17(c).
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.
“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Revolving Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) “Eligible Assignee” shall not, without the consent of the Required Lenders, include any Borrower or any of a Borrower’s Affiliates, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee

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either already holds a portion of such Revolving Loan Commitment or has been approved as an Eligible Assignee by Agent.
“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.
“Replacement Lender” has the meaning set forth in Section 11.17(c).
“Settlement Service” has the meaning set forth in Section 11.17(a)(v).
ARTICLE 12 -     MISCELLANEOUS
Section 12.1    Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.9 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 12.2    No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
Section 12.3    Notices.
(g)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid

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overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).
(h)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including facsimile, e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent and Borrower Representative that it is incapable of receiving notices by electronic communication. The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(i)    Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
Section 12.4    Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 12.5    Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 12.6    Confidentiality. (a) Each Borrower agrees not to transmit or disclose provisions of any Financing Document to any Person other than (i) to such Borrower’s agents, employees, Affiliates, attorneys, auditors and professional consultants; provided, however, that any such Persons either (A) are bound by obligations of confidentiality or (B)  agree to be bound by these provisions, (ii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, and (iii) as required by the rules of any applicable securities market or exchange) without Agent’s prior written consent; and (b) Agent and each Lender shall hold all non-public information regarding the Credit Parties, any of their Affiliates and their respective businesses obtained by Agent or any Lender pursuant to the requirements hereof or in connection herewith in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services; provided, however, that any such Persons either (A) are bound by obligations of confidentiality or (B) agree to be bound by obligations of confidentially, (ii) to prospective transferees or purchasers of any interest in the Revolving Loans, the Agent or a Lender, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby; provided, however, that any such Persons either (A) are bound by obligations of confidentiality or (B) agree to be bound by obligations of confidentially, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection

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with the examination, audit or similar investigation of such Person; (v) to any other party to this Agreement; (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; and (vii) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in connection with a Secondary Market Transaction; provided, however, that any such Persons either (A) are bound by obligations of confidentiality or (B)  agree to be bound by obligations of confidentially. Notwithstanding the foregoing, unless restricted by applicable Law, each Lender or Agent will endeavor to notify Borrower Representative of any written request by any Governmental Authority (other than any such request in connection with any examination or inquiry of the financial condition of such Agent or Lender by such Governmental Authority) for disclosure of any such non-public information regarding the Credit Parties or their Affiliates prior to disclosure of such information. Confidential Information shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person on a non-confidential basis by a Person other than a Credit Party of a representative of a Credit Party; provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
Section 12.7    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 12.8    Governing Law; Submission to Jurisdiction. THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. EACH BORROWER, AGENT AND EACH LENDER AGREE THAT EACH REVOLVING LOAN (INCLUDING THOSE MADE ON THE CLOSING DATE) SHALL BE DEEMED TO BE MADE IN, AND THE

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TRANSACTIONS CONTEMPLATED HEREUNDER AND IN ANY OTHER FINANCING DOCUMENT SHALL BE DEEMED TO HAVE BEEN PERFORMED IN, THE STATE OF MARYLAND.
Section 12.9    Waiver of Jury Trial.
(c)    EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
(d)    In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 12.9(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding. In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.
Section 12.10    Publication; Advertisement.
(a)    Intentionally Deleted.
(b)    Advertisement. Each Lender and each Borrower hereby authorizes MCF to publish the name of such Lender or such Borrower, as applicable, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Borrower agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

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Section 12.11    Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version (e.g., .pdf or .tif file) of an executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 12.12    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 12.13    Time is of the Essence. Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.
Section 12.14    Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.
Section 12.15    Expenses; Indemnity.
(d)    Except as expressly set forth in this Agreement, Borrowers agree to pay all reasonable legal, audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Agent (including the reasonable fees and expenses of a single counsel for Agent and a single local counsel for Agent in each applicable jurisdiction and Agent’s advisors and consultants) in connection with the negotiation, preparation, legal review, syndication and execution of each of the Financing Documents, including but not limited to UCC and judgment lien searches and UCC filings and fees for post-closing UCC and judgment lien searches. In addition, Borrowers shall pay all such fees and expenses associated with any amendments, modifications and terminations to the Financing Documents following closing. If Agent uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include a reasonable allocation of costs for such work.
(e)    Borrowers agree to pay all out-of-pocket charges and expenses incurred by Agent (including the reasonable fees and expenses of a single counsel for Agent and a single local counsel for Agent in each applicable jurisdiction, and Agent’s advisers and consultants) in connection with the administration of this Agreement and the other Financing Documents and the credit facilities provided hereunder and thereunder, the administration, enforcement, protection or preservation of any right or claim of Agent, the termination of this Agreement, the termination of any Liens of Agent on the Collateral, or the collection of any amounts due under the Financing Documents, including any such charges and expenses incurred in connection with any “work-out” or with any proceeding under the Bankruptcy Code with respect to any Credit Party. If Agent uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Agent and Lenders and the collection of any amounts due under the Financing Documents or in connection with any other purpose mentioned in the foregoing sentence), Borrowers further agree that the Obligations include a reasonable allocation of costs for such work.

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(f)    Borrowers hereby indemnify and agree to defend (with counsel reasonably acceptable to Agent) and hold harmless Agent and Lenders, their partners, officers, agents and employees (collectively in the singular, “Indemnitee”) from and against any liability, loss, cost, expense (including the reasonable attorneys’ fees and expenses of a single counsel of each Indemnitee and a single local counsel of each Indemnitee in each applicable jurisdiction), claim, damage, suit, action or proceeding ever suffered or incurred by any Indemnitee or in which an Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (i) arising from any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under the Financing Documents, (ii) arising from the breach of any of the representations or warranties contained in any Financing Document, (iii) arising by reason of this Agreement, the other Financing Documents or the transactions contemplated hereby or thereby (excluding Taxes which shall be covered by Sections 2.2 and 2.8), or (iv) relating to claims of any Person with respect to the Collateral; provided, however, Borrower shall not be liable under this Section 12.15(c) to the extent such loss is solely related to Indemnitee’s gross negligence or willful misconduct. Notwithstanding anything to the contrary contained herein, Borrowers obligations to pay for attorneys’ fees and expenses incurred as a result of any event described above shall be limited to reasonable attorneys’ fees and expenses of a single counsel (and a single local counsel in each applicable jurisdiction) for Agent and a single counsel (and a single local counsel in each applicable jurisdiction) for all other Indemnitees unless a conflict of interest shall exist, in which case, Borrowers shall be required to pay for one additional counsel (and an additional local counsel in each applicable jurisdiction) for the Indemnitees affected by such conflict.
(g)    Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.15 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
Section 12.16    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 12.17    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.
Section 12.18    USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers,

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which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.
Remainder of page intentionally left blank.

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Section 12.19    No Impairment. Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrowers pursuant to any statute presently in force or hereafter enacted.
Section 12.20    California Waiver; Prepayment Rights.
(a)    BY SIGNING BELOW, EACH BORROWER WAIVES ANY RIGHT, UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 OR OTHERWISE, TO PREPAY ANY PORTION OF THE OUTSTANDING PRINCIPAL BALANCE UNDER THIS AGREEMENT WITHOUT A PREPAYMENT FEE. EACH BORROWER ACKNOWLEDGES THAT PREPAYMENT OF THE PRINCIPAL BALANCE MAY RESULT IN AGENT AND/OR LENDER INCURRING ADDITIONAL LOSSES, COSTS, EXPENSES AND LIABILITIES, INCLUDING LOST REVENUE AND LOST PROFITS. EACH BORROWER THEREFORE AGREES TO PAY A PREPAYMENT FEE AND HEREIN IF ANY PRINCIPAL AMOUNT IS PREPAID, WHETHER VOLUNTARILY OR BY REASON OF ACCELERATION, INCLUDING ACCELERATION UPON ANY SALE OR OTHER TRANSFER OF ANY INTEREST IN THE REAL PROPERTY COLLATERAL. EACH BORROWER FURTHER AGREES THAT AGENT’S AND EACH LENDER'S WILLINGNESS TO OFFER THE INTEREST RATE DESCRIBED HEREIN TO BORROWERS IS SUFFICIENT AND INDEPENDENT CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY AGENT AND LENDERS FOR THIS WAIVER. EACH BORROWER UNDERSTANDS THAT AGENT AND LENDERS WOULD NOT OFFER SUCH AN INTEREST RATE TO THE BORROWERS ABSENT THIS WAIVER.

Borrower:
ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC,
BLUE RIVER REHABILITATION CENTER, LLC,
CAMERON NURSING AND REHABILITATION CENTER, LLC,
COLONIAL NEW BRAUNFELS CARE CENTER, LLC,
MONUMENT REHABILITATION AND NURSING CENTER, LLC,
ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC,
SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC,
TOWN AND COUNTRY MANOR, LLC,
THE REHABILITATION CENTER OF INDEPENDENCE, LLC, and
HOSPITALITY NURSING AND REHABILITATION CENTER, LLC,
each a Delaware limited liability company

By:      /s/ Zachary Larson               (SEAL)
Name: Zachary Larson
Title: Chief Administrative Officer and Secretary of each
of the entities listed above, intending by this signature to legally bind each such entity

(b)    California Waiver; Release of Lender. Each Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY

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AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws.
(c)    California Waiver; No Hearing Required. Each Borrower waives any right or defense it may have at Law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.
[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

97
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(Signature Page to Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, the parties hereto have caused this Agreement to be duly executed under seal, by their respective authorized officers as of the day and year first above written.

BORROWERS:
ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC,
BLUE RIVER REHABILITATION CENTER, LLC,
CAMERON NURSING AND REHABILITATION CENTER, LLC,
COLONIAL NEW BRAUNFELS CARE CENTER, LLC,
MONUMENT REHABILITATION AND NURSING CENTER, LLC,
ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC,
SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC,
TOWN AND COUNTRY MANOR, LLC,
THE REHABILITATION CENTER OF INDEPENDENCE, LLC
HOSPITALITY NURSING AND REHABILITATION CENTER, LLC,
each a Delaware limited liability company

By:   /s/ John Mitchell
Name: John Mitchell
Title: Assistant Secretary of each of the entities listed above, intending by this signature to legally bind each such entity

Address:
c/o Skilled Healthcare, LLC
27442 Portola Parkway, Suite 200
Foothill Ranch, CA 92610
Attention: Chief Financial Officer
Facsimile: (855) 862-3175
E-Mail:

AGENT:

MIDCAP FINANCIAL, LLC, a Delaware limited liability company, as Agent
By:   /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Managing Director
Address:
7255 Woodmont Avenue, Suite 200
Bethesda, MD 20814
Attention: Account Manager for Skilled Healthcare Group
Facsimile: 301-941-1450

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(Signature Page to Credit and Security Agreement)

Payment Account Designation SunTrust Bank 25 Park Place Atlanta, GA 30303 ABA #: Account Name: Account #: Attention:
LENDERS:
MIDCAP FINANCIAL, LLC, a Delaware limited liability company, as Lender
By:   /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Managing Director
Address:
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn: Account Manager for Skilled Healthcare Group
Facsimile: 301-941-1450

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ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Revolving Credit Note
Exhibit F	Form of U.S. Tax Compliance Certificate

SCHEDULES

Schedule 1.1	List of Borrowers and Projects and Locations
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.15	Brokers
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 4.4	Insurance
Schedule 5.1	Permitted Indebtedness; Permitted Contingent Obligations
Schedule 5.7	Permitted Investments
Schedule 5.8	Transactions with Affiliates
Schedule 5.14	List of Deposit Accounts and Securities Accounts
Schedule 7.4	Post Closing Obligations
Schedule 8.1	Regulatory Disclosures
Schedule 8.2	ASP Administrative Services Agreements
Schedule 9.1	Collateral
Schedule 9.2	Location of Collateral

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ANNEX A TO CREDIT AGREEMENT (COMMITMENT ANNEX)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
MidCap Financial, LLC	$5,000,000	100%
TOTALS	$5,000,000	100%

Annex A
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EXHIBIT A TO CREDIT AGREEMENT (RESERVED)

Exhibit A
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EXHIBIT B TO CREDIT AGREEMENT (FORM OF COMPLIANCE CERTIFICATE)
COMPLIANCE CERTIFICATE
Date: __________, 201__
This certificate is given by _____________________, a Responsible Officer of ________________ (“Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of ____________, 201__ among _____________ and ____________ (collectively, “Borrowers”), the Lenders from time to time party thereto and MidCap Financial, LLC, as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
(a)    The financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of all applicable Credit Parties as of the dates and the accounting period covered by such financial statements;
(b)    I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of all applicable Credit Parties during the accounting period covered by such financial statements;
(c)    such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;
(d)    Except as noted on Schedule 3 attached hereto, the Credit Agreement contains a complete and accurate list of all business locations of all applicable Borrowers and all names under which they currently conduct business and specifically notes any changes in the names under which any Borrowers conduct business;
(f)    Except as noted on Schedule 4 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against any applicable Credit Parties or any Collateral or (ii) any failure of any applicable Credit Parties to make required payments of withholding or other tax obligations during the accounting period to which the attached statements pertain or any subsequent period;
(g)    If the Credit Agreement contemplates a lien on the deposit accounts of any Credit Parties in favor of Agent, Schedule 5 attached hereto contains a complete and accurate statement of all deposit or investment accounts maintained by any such applicable Credit Parties;

1
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IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this ____ day of ___________, 200_.

Sincerely, [BORROWER REPRESENTATIVE] By: Name: Title: _______________ of Borrower Representative

2
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Schedules to Compliance Certificate
Schedule 1 – Non-Compliance with Covenants
Schedule 3 – Business Locations and Names of Credit Parties
Schedule 4 – Unpaid Tax or Withholding Obligations
Schedule 5 – List of all Deposit and Investment Accounts of Credit Parties

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EXHIBIT C TO CREDIT AGREEMENT (FORM OF BORROWING BASE CERTIFICATE)

Exhibit C
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EXHIBIT D TO CREDIT AGREEMENT (FORM OF NOTICE OF BORROWING)
NOTICE OF BORROWING
This Notice of Borrowing is given by _____________________, a Responsible Officer of ________________ (“Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of December __, 2013 among ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, BLUE RIVER REHABILITATION CENTER, LLC, a Delaware limited liability company, CAMERON NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company, COLONIAL NEW BRAUNFELS CARE CENTER, LLC, a Delaware limited liability company, MONUMENT REHABILITATION AND NURSING CENTER, LLC, a Delaware limited liability company, ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, TOWN AND COUNTRY MANOR, LLC, a Delaware limited liability company, THE REHABILITATION CENTER OF INDEPENDENCE, LLC, a Delaware limited liability company, HOSPITALITY NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company and any additional borrower that may hereafter be added thereto (collectively, “Borrowers”), the Lenders from time to time party thereto and MidCap Financial, LLC, as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative’s request to on _______________, 201__ borrow $_______________ of Revolving Loans. Attached is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested advance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit.
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true and correct in all material respects as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true and correct in all material respects as such earlier date, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 201__.

Sincerely, [BORROWER REPRESENTATIVE] By: Name: Title:______ of Borrower Representative

Exhibit D
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EXHIBIT E TO CREDIT AGREEMENT (FORM OF NOTE)
REVOLVING LOAN NOTE

$[__________]	Bethesda, Maryland December 26, 2013

FOR VALUE RECEIVED, each of ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, BLUE RIVER REHABILITATION CENTER, LLC, a Delaware limited liability company, CAMERON NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company, COLONIAL NEW BRAUNFELS CARE CENTER, LLC, a Delaware limited liability company, MONUMENT REHABILITATION AND NURSING CENTER, LLC, a Delaware limited liability company, ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, TOWN AND COUNTRY MANOR, LLC, a Delaware limited liability company, THE REHABILITATION CENTER OF INDEPENDENCE, LLC, a Delaware limited liability company, and HOSPITALITY NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company (individually, each a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally unconditionally promises to pay to the order of [__________] (together with its successors and permitted assigns, “Lender”) at the office of Agent (as defined herein) at [__________], or at such other place as Agent may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, in the principal sum of [__________] DOLLARS ($[__________]), or, if less, the aggregate unpaid principal amount of all Revolving Loans made or deemed made by Lender to Borrowers pursuant to the terms of that certain Credit and Security Agreement dated December 26, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrowers, such other borrowers that may become “Borrowers” under the Credit Agreement, various financial institutions as are, or may from time to time become, parties thereto as lenders in accordance with the terms thereof (including without limitation, Lender) and MidCap Financial, LLC, individually as a Lender, and as administrative agent (in such capacity and together with its successors and assigns, “Agent”). All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Revolving Loan Note (this “Note”) as defined in the Credit Agreement.

1.The outstanding principal balance of the Loans evidenced by this Note shall be payable in full on the Termination Date, or on such earlier date as provided for in the Credit Agreement.
2.This Note is issued in accordance with the provisions of the Credit Agreement and is entitled to the benefits and security of the Credit Agreement and the other Financing Documents, and reference is hereby made to the Credit Agreement for a statement of the terms and conditions under which the Loans evidenced hereby were made and are required to be repaid.

Exhibit E
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3.Each Borrower promises to pay interest from the date hereof until payment in full hereof on the unpaid principal balance of the Loans evidenced hereby at the per annum rate or rates set forth in the Credit Agreement. Interest on the unpaid principal balance of the Loans evidenced hereby shall be payable on the dates and in the manner set forth in the Credit Agreement. Interest as aforesaid shall be calculated in accordance with the terms of the Credit Agreement.
4.Upon and after the occurrence and during the continuance of an Event of Default, and as provided in the Credit Agreement, the Loans evidenced by this Note may be declared, and thereupon immediately shall become, due and payable without demand, notice or legal process of any kind; provided, however, that upon the occurrence of an Event of Default pursuant to the provisions of Section 10.1(e) or Section 10.1(f) of the Credit Agreement, the Loans evidenced by this Note shall automatically be due and payable, without demand, notice or acceleration of any kind whatsoever.
5.Payments received in respect of the Loans shall be applied as provided in the Credit Agreement.
6.Presentment, demand, protest and notice of presentment, demand and protest are each hereby waived by Borrowers.
7.No waiver by Agent or any Lender of any one or more defaults by the undersigned in the performance of any of its obligations under this Note shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature, or as a waiver of any obligation of Borrowers to any other lender under the Credit Agreement.
8.No provision of this Note may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other lender under the Credit Agreement to the extent required under Section 11.16 of the Credit Agreement.
9.THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
10.Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
11.This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement. Whenever in this Note reference is made to Agent, Lender or Borrowers, such reference shall be deemed to include, as applicable, a reference to their respective successors and permitted assigns. The provisions of this Note shall be binding upon each Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and permitted assigns.

Exhibit E
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12.In addition to and without limitation of any of the foregoing, this Note shall be deemed to be a Financing Document and shall otherwise be subject to all of general terms and conditions applicable to Financing Documents set forth in the Credit Agreement, mutatis mutandis.
(Signatures to Appear on Following Page)

Exhibit E
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IN WITNESS WHEREOF, intending to be legally bound, and intending that this Note constitute an agreement executed under seal, the undersigned have executed this Note as of the day and year first hereinabove set forth.

BORROWERS: ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company
BLUE RIVER REHABILITATION CENTER, LLC, a Delaware limited liability company
CAMERON NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company
COLONIAL NEW BRAUNFELS CARE CENTER, LLC, a Delaware limited liability company
MONUMENT REHABILITATION AND NURSING CENTER, LLC, a Delaware limited liability company
ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company
SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company
TOWN AND COUNTRY MANOR, LLC, a Delaware limited liability company
THE REHABILITATION CENTER OF INDEPENDENCE, LLC, a Delaware limited liability company
HOSPITALITY NURSING AND
REHABILITATION CENTER, LLC, a Delaware limited liability company

By:               (SEAL)
Print Name: Zachary Larson
Title: Chief Administrative Officer and Secretary of each of the entities listed above, intending by this signature to legally bind each entity

Exhibit E
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Exhibit F to Credit Agreement (U.S. Tax Compliance Certificate)
Reference is hereby made to the Credit Agreement dated as of December [ ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALBUQUERQUE HEIGHTS HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, BLUE RIVER REHABILITATION CENTER, LLC, a Delaware limited liability company, CAMERON NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company, COLONIAL NEW BRAUNFELS CARE CENTER, LLC, a Delaware limited liability company, MONUMENT REHABILITATION AND NURSING CENTER, LLC, a Delaware limited liability company, ROSSVILLE HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, SANDPIPER HEALTHCARE AND REHABILITATION CENTER, LLC, a Delaware limited liability company, TOWN AND COUNTRY MANOR, LLC, a Delaware limited liability company, THE REHABILITATION CENTER OF INDEPENDENCE, LLC, a Delaware limited liability company, HOSPITALITY NURSING AND REHABILITATION CENTER, LLC, a Delaware limited liability company and any additional borrower that may hereafter be added to the Credit Agreement (each individually as a “Borrower” and collectively as “Borrowers”), MIDCAP FINANCIAL, LLC, a Delaware limited liability company, individually as a Lender, and as Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.8(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Borrower Representative and Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower Representative and Agent in writing, and (2) the undersigned shall have at all times furnished Borrower Representative and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit F
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Schedule 1.1 – List of Borrowers and Projects and Locations

Borrowers
Albuquerque Heights Healthcare and Rehabilitation Center, LLC
Blue River Rehabilitation Center, LLC
Cameron Nursing and Rehabilitation Center, LLC
Colonial New Braunfels Care Center, LLC
Hospitality Nursing and Rehabilitation Center, LLC
The Rehabilitation Center of Independence, LLC
Monument Rehabilitation and Nursing Center, LLC
Rossville Healthcare and Rehabilitation Center, LLC
Sandpiper Healthcare and Rehabilitation Center, LLC
Town and Country Manor, LLC

Project	Address	Facility Type	Number of Units/Beds
Albuquerque Heights Healthcare and Rehabilitation Center	103 Hospital Loop NE Albuquerque, New Mexico	SNF	134
Blue River Rehabilitation Center	10425 Chestnut Kansas City, Missouri	SNF	160
Cameron Nursing and Rehabilitation Center	801 Euclid Cameron, Missouri	SNF	120
Colonial Manor Care Center	821 U.S. Highway 81 West New Braunfels, Texas	SNF	154
Lubbock Hospitality House Nursing and Rehabilitation Center	4710 Slide Road Lubbock, Texas	SNF	117
The Rehabilitation Center of Independence	1800 S. Swope Dr. Independence, Missouri	SNF	130
Monument Hill Rehabilitation and Nursing Center	120 State Loop 92 La Grange, Texas	SNF	108
Rossville Healthcare and Rehabilitation Center	600 E. Perry Rossville, Kansas	SNF	79
Sandpiper Healthcare and Rehabilitation Center	5808 West 8th Street North Wichita, Kansas	SNF	145
Town and Country Manor	625 N. Main Street Boerne, Texas	SNF	126

Schedule 1.1
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Schedule 3.1 - Existence, Organizational Identification Numbers, Foreign Qualification, Prior Names

Borrower	Jurisdiction/Type of Organization	Organizational Identification Number	Foreign Qualification
Albuquerque Heights Healthcare and Rehabilitation Center, LLC	DE Limited Liability Company	4396307	New Mexico
Blue River Rehabilitation Center, LLC	DE Limited Liability Company	4296598	Missouri
Cameron Nursing and Rehabilitation Center, LLC	DE Limited Liability Company	4309722	Missouri
Colonial New Braunfels Care Center, LLC	DE Limited Liability Company	3677885	Texas
Hospitality Nursing and Rehabilitation Center, LLC	DE Limited Liability Company	3677900	Texas
The Rehabilitation Center of Independence, LLC	DE Limited Liability Company	4203558	Missouri
Monument Rehabilitation and Nursing Center, LLC	DE Limited Liability Company	3677902	Texas
Rossville Healthcare and Rehabilitation Center, LLC	DE Limited Liability Company	3875571	Kansas
Sandpiper Healthcare and Rehabilitation Center, LLC	DE Limited Liability Company	4514656	Kansas
Town and Country Manor, LLC	DE Limited Liability Company	3677914	Texas

Borrower	Prior Names
Colonial New Braunfels Care Center, LLC	Colonial New Braunfels Care Center, LP
Hospitality Nursing and Rehabilitation Center, LLC	Hospitality Nursing and Rehabilitation Center, LP
Monument Rehabilitation and Nursing Center, LLC	Monument Rehabilitation and Nursing Center, LP
Town and Country Manor, LLC	Town and Country Manor, LP

Schedule 3.1
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Other Credit Parties	Jurisdiction/Type of Organization	Organizational Identification Number	Foreign Qualification
Albuquerque Heights Property, LLC	DE Limited Liability Company	5190211	New Mexico
Blue River Kansas City Property, LLC	DE Limited Liability Company	4296599	Missouri
Cameron Missouri Property, LLC	DE Limited Liability Company	4296601	Missouri
Colonial New Braunfels Property, LLC	DE Limited Liability Company	5190217	Texas
Hospitality Lubbock Property, LLC	DE Limited Liability Company	5348445	Texas
Independence Missouri Property, LLC	DE Limited Liability Company	4241557	Missouri
Monument La Grange Property, LLC	DE Limited Liability Company	5190594	Texas
Rossville Kansas Property, LLC	DE Limited Liability Company	5190209	Kansas
Sandpiper Wichita Property, LLC	DE Limited Liability Company	5190215	Kansas
Town and Country Boerne Property, LLC	DE Limited Liability Company	5190225	Texas
Skilled Healthcare Group, Inc.	DE Corporation	4049146	California
Skilled Healthcare, LLC	DE LLC	3675398	California, Kansas, New Mexico, Texas

Other Credit Parties	Prior Names
Blue River Kansas City Property, LLC	Chestnut Property, LLC
Cameron Missouri Property, LLC	Euclid Property, LLC
Independence Missouri Property, LLC	South Swope Property, LLC
Skilled Healthcare Group, Inc.	N/A
Skilled Healthcare, LLC	N/A

Schedule 3.1
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Schedule 3.4 - Capitalization

Equity Issuer	Holder	Class of Equity	Equity Certificate Nos.	Amount of Equity Interests	Percentage of Outstanding Equity Pledged
Albuquerque Heights Healthcare and Rehabilitation Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Blue River Rehabilitation Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Cameron Nursing and Rehabilitation Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Colonial New Braunfels Care Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Hospitality Nursing and Rehabilitation Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
The Rehabilitation Center of Independence, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Monument Rehabilitation and Nursing Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Rossville Healthcare and Rehabilitation Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Sandpiper Healthcare and Rehabilitation Center, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse
Town and Country Manor, LLC	Summit Care, LLC	Membership Units	1	100	100% to Credit Suisse

Schedule 3.4
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Schedule 3.6 - Litigation
None.

Schedule 3.6
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Schedule 3.15 – Brokers
None.

Schedule 3.15
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Schedule 3.17 – Material Contracts
In addition to certain Operative Documents:

Borrower	Contracts
Albuquerque Heights Healthcare and Rehabilitation Center, LLC	Omnicare fka NCS Healthcare of New Mexico Southwest Payroll Services, LLC
Blue River Rehabilitation Center, LLC	Great Plains Compounding Southwest Payroll Services, LLC
Cameron Nursing and Rehabilitation Center, LLC	Southwest Payroll Services, LLC
Colonial New Braunfels Care Center, LLC	Southwest Payroll Services, LLC
Hospitality Nursing and Rehabilitation Center, LLC	Omnicare Pharmacy of Texas 2, LP Southwest Payroll Services, LLC
The Rehabilitation Center of Independence, LLC	Great Plains Compounding Southwest Payroll Services, LLC
Monument Rehabilitation and Nursing Center, LLC	Southwest Payroll Services, LLC
Rossville Healthcare and Rehabilitation Center, LLC	Southwest Payroll Services, LLC
Sandpiper Healthcare and Rehabilitation Center, LLC	Preston Pharmacy Southwest Payroll Services, LLC
Town and Country Manor, LLC	Southwest Payroll Services, LLC

Schedule 3.17
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Schedule 3.18 – Environmental Compliance
None.

Schedule 3.18
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Schedule 4.4 – Insurance Requirements
MINIMUM INSURANCE REQUIREMENTS - REAL ESTATE LOANS (Revision 12.02)

GENERAL REQUIREMENTS

1.	Insurance coverages must be as stated in these Minimum Insurance Requirements.

2.
Carrier must be rated A-VII or better (by A.M. Best). Carrier must be a third party commercial insurer unless Agent shall otherwise approve. All non-commercially fronted captive programs or self-insurance programs that are intended to meet one or more specific requirements hereunder must be reviewed and approved by Agent (which approval shall not be unreasonably denied or delayed) and must provide coverages comparable to those required herein.

3.
Borrower must provide annual premium for the coverages shown and a list of premiums that remain unpaid for the term of the applicable policy. Premiums in respect of liability insurance may, if approved by the Agent, be paid via a premium finance agreement acceptable to Agent. As part of such approval, Agent may require escrow of three (3) months of payments under such premium finance agreement.

4.
If any policy provides coverage for multiple locations or entities, then the following additional requirements shall apply: (A) Borrower must provide, prior to closing and prior to each policy renewal, a breakdown of coverages per location (if applicable) and a breakdown of premium allocations per location; (B) all premiums in respect of casualty coverages shall be allocated on a consistent basis in accordance with commercially reasonable standards for comparable companies; and (C) all premiums in respect of liability coverages shall be allocated on a consistent basis in accordance with commercially reasonable standards for comparable companies.

5.	Deductibles and retention amounts for all coverages shall be consistent with industry standards for comparable companies, but no greater than any amount specified by these requirements.

6.	The certificate holder for all certificates should read as follows:
[Agent’s name], as Agent
Its successors and/or assigns ATIMA
7255 Woodmont Ave, Suite 200
Bethesda, MD 20814
Attn: Loan Servicing

Property Insurance Requirements

1.	Coverage shall be evidenced by Acord 28 form (Evidence of Insurance), signed by authorized agent and an actual loss payee/mortgagee endorsement.

2.	Must be an “all risks” or Special Form and be at least as broad in scope as the Insurance Services Office “Causes of Loss – Special Form”. Must include coverage for mold-related losses.

3.
Must provide for no coinsurance, or must provide agreed amount endorsement to suspend the application of any coinsurance provision. If coinsurance is suspended via agreed amount endorsement, agreed amount must be annually reevaluated.

4.
Must reflect building coverage greater than or equal to replacement cost without taking into account any depreciation (if blanket limit or loss limit is indicated on the policy, declared building value must be shown on the certificate). Renewal amount shall be adjusted by Borrower, subject

Schedule 4.4
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to Agent’s approval (such approval not to be unreasonable withheld or delayed), to maintain proper insurable values.

5.
Must reflect coverage greater than or equal to the combined amount of (a) replacement cost of contents other than stock/inventory, as valued by Agent, without taking into account any depreciation, plus (b) selling price of stock/inventory (or replacement value of stock/inventory if selling price coverage is unavailable). If blanket limit or loss limit is indicated on the policy, declared value of business personal property and selling price coverage amount for stock/inventory per location must be shown on the evidence of insurance. Renewal amount shall be adjusted by Borrower, subject to Agent’s approval (such approval not to be unreasonably withheld or delayed), to maintain proper insurable values.

6.
On stock/inventory consisting of high value pharmaceuticals or other inventory for which similarly situated companies typically carry such coverage, borrower must maintain crime coverage for theft, disappearance and destruction, in a limit equal to the liquidation value of such high value stock/inventory.

7.
Must provide (A) business interruption and contingent business interruption coverage in a limit at least equal to gross rental income for the Base BI Period (for rental properties) or fixed expenses and gross profits (for owner-occupied properties), (B) an extended period of indemnity for the Extended BI Period and (C) extra expense coverage. Business interruption/extra expense must be written without coinsurance or must be subject to an agreed amount endorsement. For third party leased properties, use of tenant’s business interruption insurance does not satisfy this requirement unless the property is leased to a single tenant and the tenant is contractually obligated to continue rent payments without abatement and without rights to terminate the lease upon a casualty. Base BI Period is 12 months. Extended BI Period is 180 days for hospitals, 180 days for nursing homes and 360 days for all other properties.

8.
Must provide building Law and Ordinance coverage. Must reflect coverage equal to minimum of 5% of replacement value for demolition and 20% of replacement value for building ordinance/increased cost of construction.

9.
For all locations in first tier coastal counties in North Carolina, South Carolina, Georgia, Alabama, Mississippi, Louisiana, Texas, and the entire states of Florida and Hawaii and entire territories of Puerto Rico and Guam: Must provide windstorm/hail coverage. Coverage amounts shall be equal to the building replacement value, with deductibles of up to 5% of the replacement value of building and business personal property (valued at selling price for stock/inventory) at each location.

10.
For properties in FEMA flood zones A, AO, AH, AE, A1-A30, AR, A99, V, VE, V1-V30 and D: Must provide flood coverage in the maximum amount available under FEMA’s flood insurance plans. Agent may require additional flood coverage beyond the FEMA amounts if replacement values of building and of business personal property (valued at selling price for stock/inventory) on ground/flood levels exceed available FEMA insurance. Flood insurance for properties in Zone D may be waived by Agent with evidence of minimal flood risk acceptable to Agent.

11.
For any property located in Seismic Zones 3 and 4 (with a probable maximum loss in excess of 20% of the replacement value of buildings located on the such property): Must provide earth movement (or, if earth movement is unavailable, earthquake) coverage. Coverage amounts shall be equal to fifty percent (50%) of the replacement value of building and business

Schedule 4.4
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personal property (valued at selling price for stock/inventory), with deductibles of up to 5% of the coverage amount at each location.

7.	Must include coverage for certified acts of terrorism unless otherwise approved by Agent (exclusion for non-certified or domestic terrorism is acceptable)

8.
During periods of substantial repair, restoration, construction or vacancy: Builder’s risk coverage shall be required. Must reflect building coverage greater than or equal to completed value (if blanket limit or loss limit is indicated on the policy, declared building value must be shown on the evidence of insurance). Renewal amount shall be adjusted by Borrower, subject to Agent’s approval (such approval not to be unreasonably withheld or delayed), to maintain proper insurable values.

9.
Must provide for insurer’s waiver of subrogation as to any insured claim for which insured has waived the right of recovery prior to the loss (including for claims against tenants of the property) this requirement not applicable if landlord and tenant are affiliated and insured under the same casualty policy.

10.
Agent shall be included as sole Mortgagee and Lenders Loss Payee with respect to all collateral upon which Agent is purported to be granted a lien. Second lien lenders with whom Agent has executed an intercreditor agreement may be shown as mortgagee, but not loss payee unless such subordination agreement states that Agent’s lien on the applicable property is subordinate. No other persons or entities may be reflected as mortgagee or loss payee or additional interest unless Agent shall have consented thereto in writing.

11.	For properties insured by third-party tenants: the Borrower (landlord) may NOT be shown as loss payee as to any real property or fixture coverages.

General & Excess Liability Requirements
(for entities that render professional services, general and excess liability coverages may be provided in same policy as professional liability coverages below)

1.	Shall be evidenced by Acord 25 form (Certificate of Insurance), signed by authorized agent and an actual endorsement reflecting additional insured status and subrogation waivers.

2.	Coverage must be provided on an occurrence basis Commercial General Liability form unless policy is combined with professional liability.

3.
Policy limit shall be no less than $1,000,000 per occurrence/$3,000,000 in the aggregate for primary coverage and $5,000,000 per occurrence/aggregate for excess. Additional excess/umbrella liability coverage may, in Agent’s reasonable discretion, be required in amounts, if any, consistent with industry standards for comparable companies.

4.	Agent must be included as Additional Insured. All borrowers, general partners (for partnership borrowers) and management companies must be additional named insureds.

5.	Must provide for no products liability exclusion unless approved by Agent. Must cover products and completed work liability. Must denote sublimits for products, personal and advertising liability.

6.	For all excess coverage policies: policy must provide coverage for punitive damages in all states where allowed by law.

Automobile Liability Requirements

1.	Shall be evidenced by Acord 25 form (Certificate of Insurance), signed by authorized agent

Schedule 4.4
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2.	Must provide business auto policy form coverage for Owned, Non-Owned, and Hired autos

3.
Policy limits must be consistent with industry standards for comparable companies. Additional excess/umbrella liability coverage may, in Agent’s commercially reasonable discretion, be required in amounts, if any, consistent with commercially reasonable standards for business entities similarly situated in the industry standards for comparable companies.

Workers’ Compensation And Employer’s Liability Requirements

1.	Shall be evidenced by Acord 25 form (Certificate of Insurance), signed by authorized agent.

2.	Must provide Statutory Workers’ Compensation where required.

Professional Liability Requirements
[applicable only to borrowers providing professional services and related party tenants providing professional services (“Required Insureds”)]

Require Insureds shall carry primary and excess general and professional liability insurance in amounts consistent with industry standards, but in any event no less than $1,000,000 per occurrence/$3,000,000 in the aggregate per insured location. Primary coverage may be provided through any combination of third party commercial general and professional liability insurance and comparable coverage provided through a captive arrangement (with or without fronting). Excess coverage shall be provided through third party commercial carriers unless Agent shall otherwise approve in writing.

In determining the minimum insurance requirements, all policy amounts shall be no less than the amounts determined to be appropriate pursuant to an actuarial study performed by a reputable third party actuary. Borrower shall perform, or cause to be performed, a third party actuarial study at least semi-annually.

Third Party Commercial General And Professional Liability and Excess Coverage:

1.	Shall be evidenced by Acord 25 form (Certificate of Insurance), signed by authorized agent

2.	Coverage may be claims made and shall indicate the retroactive date on the certificate.

3.	Policy deductible or self-retention limit shall be no greater than $100,000 per occurrence unless Agent shall otherwise approve in writing.

4.	Agent must be included as Additional Insured. All borrowers, general partners (for partnership borrowers) and management companies must be additional insureds.

5.	For all excess coverage policies: policy must provide coverage for punitive damages in all states where allowed by law.

Schedule 4.4
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Schedule 5.1 – Permitted Indebtedness; Permitted Contingent Obligations
None.

Schedule 5.1
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Schedule 5.7 – Permitted Investments
None.

Schedule 5.7
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Schedule 5.8 – Transactions with Affiliates

Borrowers	Affiliates	Agreements with Affiliates
Albuquerque Heights Healthcare and Rehabilitation Center, LLC	Hallmark Rehabilitation GP, LLC Hospice Care of the West, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Albuquerque Heights Property, LLC	Therapy Services Hospice Services Administrative Services Employee Services Operating Lease
Blue River Rehabilitation Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Blue River Kansas City Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Cameron Nursing and Rehabilitation Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Cameron Missouri Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Colonial New Braunfels Care Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Colonial New Braunfels Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Hospitality Nursing and Rehabilitation Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Hospitality Lubbock Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
The Rehabilitation Center of Independence, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Independence Missouri Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Monument Rehabilitation and Nursing Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Monument La Grange Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Rossville Healthcare and Rehabilitation Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Rossville Kansas Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Sandpiper Healthcare and Rehabilitation Center, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Sandpiper Wichita Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease
Town and Country Manor, LLC	Hallmark Rehabilitation GP, LLC Skilled Healthcare, LLC Southwest Payroll Services, LLC Town and Country Boerne Property, LLC	Therapy Services Administrative Services Employee Services Operating Lease

Schedule 5.8
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Schedule 5.14 – List of Deposit Accounts and Securities Accounts

Borrower	Financial Institution(s) where Accounts Maintained	Account Numbers	Descriptions of Accounts
Blue River Rehabilitation Center, LLC	Bank Midwest		Deposit account for accounts receivable when check scanner will not work or the facility gets a payment in cash
Cameron Nursing and Rehabilitation Center, LLC	Bank Midwest		Deposit account for accounts receivable when check scanner will not work or the facility gets a payment in cash
The Rehabilitation Center of Independence, LLC	Bank Midwest		Deposit account for accounts receivable when check scanner will not work or the facility gets a payment in cash
Monument Rehabilitation and Nursing Center, LLC	Fayette Savings		Deposit account for accounts receivable when check scanner will not work or the facility gets a payment in cash
Rossville Healthcare and Rehabilitation Center, LLC	Rossville State Bank		Deposit account for accounts receivable when check scanner will not work or the facility gets a payment in cash
Sandpiper Healthcare and Rehabilitation Center, LLC	Bank Midwest		Deposit account for accounts receivable when check scanner will not work or the facility gets a payment in cash

Schedule 5.14
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SCHEDULE 7.4
POST CLOSING MATTERS

1.
On or before the sixtieth (60th) calendar day following the Closing Date or such long period as Agent shall agree, Borrowers shall provide to Agent an updated American Land Title Association survey (“ALTA Survey”) certified to Agent, its affiliates and their successors and assigns for each Project (other than the Projects located at 625 N. Main Street, Boerne, Texas and 103 Hospital Loop NE, Albuquerque, New Mexico).

2.
Within six (6) months after the Closing Date or such long period as Agent shall agree, Borrowers shall deliver to Agent a copy of a HIPAA privacy policy manual adopted by each Borrower, containing at least the policies required by the Privacy Rule promulgated under HIPAA.

3.
On or before the sixtieth (60th) calendar day following the Closing Date or such long period as Agent shall agree, Borrowers shall deliver to Agent, with respect to the land parcel identified as item “A” under the “Signification Observations” listed on the ALTA Survey delivered to Agent on or before the Closing Date in connection with the Project located at 120 State Loop 92, La Grange, Texas:

(a)
a duly executed and recordable (i) deed of trust, (ii) assignment of rents and leases, (iii) subordination and attornment agreement and (iv) fixture filing providing for a fully perfected first priority Lien, subject to Permitted Liens, in favor of Agent, in all right, title and interest in such real property, all in the same forms as those executed by Borrowers for the Project located at 120 State Loop 92, La Grange, Texas as of the Closing Date;

(b)
a Loan Title Insurance Policy, issued by Chicago Title Insurance Company, insuring Agent’s first priority Lien on such real property, subject to Permitted Liens, in a policy amount equal to $100,000 and containing such endorsements as Agent may reasonably require (it being understood that the exceptions to coverage set forth in such policy shall be acceptable to Agent in its reasonable discretion); and

(c)	copies of all documents of record concerning such real property as shown on the commitment for the Loan Title Insurance Policy referred to above.

4.
Within thirty (30) days after the Closing Date or such long period as Agent shall agree, Borrowers shall deliver to Agent, in form and substance reasonably satisfactory to Agent, an executed Landlord’s Waiver and Consent with respect to the leased location of Parent commonly referred to as at 27442 Portola Parkway, Foothill Ranch, California, 92610.

5.
Within thirty (30) days of the Closing Date or such long period as Agent shall agree, Borrowers shall deliver to Agent, in form and substance reasonably satisfactory to Agent, (i) an executed Deposit Account Control Agreement with respect to the Lockbox Account

Schedule 7.4
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(s) and (ii) an executed Deposit Account Restriction Agreement with respect to the Government Lockbox(es).
Borrowers’ failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrowers’ failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate and automatic Event of Default.

Schedule 7.4
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Schedule 8.1 – Regulatory Disclosures

(b) For licensed bed or unit capacity of each Project as of the Closing Date, see “Number of Units/Beds” in Schedule 1.1, which information is incorporated herein by reference.

Schedule 8.1
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Schedule 8.2 – ASP and Administrative Services Agreements
Skilled Healthcare, LLC is the Administrative Services Provider for all Borrowers.
13.Administrative Services Agreement dated August 1, 2008, by and between Albuquerque Heights Healthcare and Rehabilitation Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
14.    Administrative Services Agreement dated August 1, 2008, by and between Blue River Rehabilitation Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
15.    Administrative Services Agreement dated August 1, 2008, by and between Cameron Nursing and Rehabilitation Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
16.    Administrative Services Agreement dated August 1, 2008, by and between Colonial New Braunfels Care Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
17.    Administrative Services Agreement dated August 1, 2008, by and between Monument Rehabilitation and Nursing Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
18.    Administrative Services Agreement dated August 1, 2008, by and between Rossville Healthcare and Rehabilitation Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
19.    Administrative Services Agreement dated August 1, 2008, by and between Sandpiper Healthcare and Rehabilitation Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
20.    Administrative Services Agreement dated August 1, 2008, by and between Town and Country Manor, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
21.    Administrative Services Agreement dated August 1, 2008, by and between The Rehabilitation Center of Independence, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company
22.    Administrative Services Agreement dated August 1, 2008, by and between Hospitality Nursing and Rehabilitation Center, LLC, a Delaware limited liability company and Skilled Healthcare LLC, a Delaware limited liability company

Schedule 8.2
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Schedule 9.1 – Collateral
The Collateral consists of all of each Borrower’s assets, including without limitation, all of each Borrower’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)
all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)	all of Borrowers’ books and records relating to any of the foregoing; and

(c)
any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to (A) any permit, lease, license or other contract right of Borrower if the grant of a security interest in such permit, lease, license or other contract right in the manner contemplated by this Agreement is prohibited by the terms of such permit, lease, license or other contract right or by applicable Law and would result in the termination of such lease or license or give the other parties thereto the right to terminate, accelerate or otherwise adversely alter Borrower’s rights, title and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) any such limitation on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including the Bankruptcy Code and Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such permit, lease, license or other contract right or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license or other contract right shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (iii) all rights to payment of money due or to become due pursuant to, and all rights to the proceeds from the sale of, any such permit, lease, license or other contract right shall be and at all times remain subject to the security interests created by this Agreement or (B) any property or asset which is collateral for Indebtedness permitted pursuant to clause (c) of the definition of Permitted Indebtedness if the grant of a security interest in such property or asset in the manner contemplated by this Agreement is prohibited by the terms of the documentation for such Indebtedness.

Schedule 9.1
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Schedule 9.2
Location of Collateral

Borrower	Address
Albuquerque Heights Healthcare and Rehabilitation Center, LLC	103 Hospital Loop NE Albuquerque, NM 87109
Albuquerque Heights Healthcare and Rehabilitation Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Blue River Rehabilitation Center, LLC	10425 Chestnut Kansas City, MO 64137
Blue River Rehabilitation Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Cameron Nursing and Rehabilitation Center, LLC	801 Euclid Cameron, MO 64429
Cameron Nursing and Rehabilitation Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Colonial New Braunfels Care Center, LLC	821 US Highway 81 West New Braunfels, TX 78130
Colonial New Braunfels Care Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Hospitality Nursing and Rehabilitation Center, LLC	4710 Slide Road Lubbock, TX 79414
Hospitality Nursing and Rehabilitation Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
The Rehabilitation Center of Independence, LLC	1800 S. Swope Drive Independence, MO 64057
The Rehabilitation Center of Independence, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Monument Rehabilitation and Nursing Center, LLC	120 State Loop 92 La Grange, TX 78945
Monument Rehabilitation and Nursing Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Rossville Healthcare and Rehabilitation Center, LLC	600 E. Perry Rossville, KS 66533
Rossville Healthcare and Rehabilitation Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Sandpiper Healthcare and Rehabilitation Center, LLC	5808 W. 8th Street N Wichita, KS 67212
Sandpiper Healthcare and Rehabilitation Center, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610
Town and Country Manor, LLC	625 N. Main Street Boerne, TX 78006
Town and Country Manor, LLC	27442 Portola Pkwy., Suite 200 Foothill Ranch, CA 92610

Schedule 9.2
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